DEED OF LEASE

DATED as on the 30th day of March, 2010

LANDLORD:	Indian Creek Investors, LLC, a Maryland limited liability company
TENANT:	Vocus, Inc., a Delaware corporation

In consideration of the mutual covenants hereinafter set forth, and of other good and valuable consideration, Landlord and Tenant do hereby enter into this Deed of Lease and do agree as follows:

1.00	DEFINED TERMS AND DEFINITIONS

1.01 “Additional Rent” means any and all amounts required to be paid by Tenant hereunder, other than Base Rent, and any and all charges or expenses incurred by Landlord on behalf of Tenant as expressly permitted under the terms of this Lease. Additional Rent shall be payable (except as otherwise expressly set forth herein) in the same manner and upon the same terms and conditions as the Base Rent reserved hereunder. Any failure on the part of Tenant to pay such Additional Rent when and as the same shall become due shall entitle Landlord to the remedies available to it for nonpayment of Base Rent.

1.02 “Base Rent” means an annual amount payable by Tenant for the Premises in equal monthly installments in accordance with the following schedule:

Lease Year	Rentable Square Foot Rate	Annual Base Rent	Monthly Base Rent

1*	$15.35	$1,427,550.00	$118,962.50

2	$15.77	$1,466,610.00	$122,217.50

3	$16.20	$1,506,600.00	$125,550.00

4	$16.65	$1,548,450.00	$129,037.50

5	$17.11	$1,591,230.00	$132,602.50

6	$17.58	$1,634,940.00	$136,245.00

7	$18.06	$1,679,580.00	$139,965.00

8	$18.56	$1,726,080.00	$143,840.00

9	$19.07	$1,773,510.00	$147,792.50

10	$19.59	$1,821,870.00	$151,822.50

11	$20.13	$1,872,090.00	$156,007.50

12	$20.68	$1,923,240.00	$160,270.00

*Notwithstanding any provision of this Lease to the contrary, Tenant’s obligation to pay Base Rent shall not commence until the Rent Commencement Date (hereinafter defined).

1.03 “Building” means the building known as 12051 Indian Creek Court, Beltsville, Maryland 20705, located within the Project.

1.04 “Common Areas” means those areas within the Building and the Project not reserved to individual occupants of premises, but from time to time available and designated by Landlord to benefit or serve the Project. Without limitation, Common Areas may include roofs, foundations, exterior walls, sign canopies, parking and landscaped areas, sidewalks, access roads, general signs, machinery, equipment, and the mechanical, electrical and other systems and installations serving the Project as a whole (whether or not located within the Project), as same may be expanded, reduced or otherwise altered from time to time in Landlord’s reasonable discretion. Landlord may, in its sole and absolute discretion, from time to time change the location, layout and arrangement of the Common Areas and/or reduce the size of the Common Areas by erecting thereon store buildings or other structures or improvements of any kind. Notwithstanding the foregoing, Landlord agrees that it shall not make changes or modifications to the Common Areas that will increase Tenant’s Share, reduce the number of parking spaces available to Tenant below three hundred thirty-five (335) or the applicable higher number if Expansion Rights have been exercised, or adversely impact Tenant’s ability to use the Premises for the Permitted Use.

1.05 “Exhibits” means the following exhibits which are attached to this Lease and made a part hereof, and any other exhibit which may in the future be attached hereto by the prior written consent of the parties:

Exhibit “A”	-	Premises

Exhibit “B”	-	Construction Agreement

Exhibit “C”	-	Declaration of Lease Commencement

Exhibit “D”	-	Rules and Regulations

Exhibit “E”	-	Contractor Guidelines

Exhibit “F”	-	Guaranty

Exhibit “G”	-	Form SNDA

1.06 “Initial Improvements” means the improvements to be made to the Premises pursuant to Section 4.03 and Exhibit “B” hereto, prior to the delivery of the Premises to Tenant.

1.07 “Landlord’s Address for Notice” means Indian Creek Investors, LLC, c/o First Potomac Management LLC, Attn.: Timothy M. Zulick, 7600 Wisconsin Avenue, 11th Floor, Bethesda, Maryland 20814.

1.08 “Landlord’s Payment Address” means Indian Creek Investors, LLC, P.O. Box 822450, Philadelphia, Pennsylvania 19182-2450.

1.09 “Landlord’s Agents” includes any asset manager, agent, managing agent, affiliate, contractor, employee, director, partner, officer or servant of Landlord, or any corporate entity affiliated with Landlord or third party operator and owner of the Building or Project.

1.10 The first (1st) “Lease Year” shall begin on the Commencement Date and end on the last day of the twelfth (12th) full calendar month following the Rent Commencement Date. The second (2nd) Lease Year shall begin on the first day of the thirteenth (13th) full calendar month following the Rent Commencement Date and extend for twelve (12) full calendar months thereafter. Each subsequent Lease Year shall consist of twelve (12) full calendar months.

1.11 “Operating Expenses” means, without limitation, the sum of all expenses, costs and disbursements of every kind and nature that Landlord pays or becomes obligated to pay in connection with owning, operating, managing, maintaining, insuring, repairing, policing, and securing the Building, the Project, the parking facilities, and the land upon which the Project is situated (the “Land”), including but not limited to: all commercially reasonable management fees (in an amount not to exceed four percent (4%) of the Project’s Gross Receipts) and office expenses; all reasonable costs and expenses of operating, maintaining, managing, repairing, lighting, signing, cleaning, painting, striping, policing and securing the Common Areas (including the cost of uniforms, equipment and employment taxes); alarm and life safety systems; all applicable sales and use taxes; expenses incurred for heat, cooling and other utilities; the cost of insuring the Project (including, but not limited to, liability insurance for personal injury, death and property damage, insurance against fire, all-risk coverage including earthquake and flood, theft or other casualties, worker’s compensation insurance or similar insurance covering personnel, fidelity bonds for personnel, insurance against liability for defamation and claims of false arrest occurring on or about the Project, structural insurance, plate glass insurance and rent-loss insurance); the cost of cleaning all exterior glass; removal of water, snow, ice, trash and debris; regulation of traffic; the cost of landscaping; the cost of janitorial and cleaning service, trash collection and recycling services, pest control; concierge, lobby, or security service (if any); salaries, wages and other personnel costs of engineers, superintendents, watchpersons, and all other non-executive employees of the Building up to and including the level of property manager, including any sales tax imposed upon their service; charges under maintenance and service contracts for elevators, chillers, boilers and controls; window cleaning; building and grounds maintenance; parking lot maintenance; permits and licenses; all maintenance, replacement and repair expenses and supplies including replacement maintenance and repair of awnings, paving, curbs, walkways, drainage, landscaping, pipes, ducts, conduits and similar items, signage for the Project, and lighting facilities; costs and expenses of planting, replanting and replacing flowers, shrubbery and planters; the cost of water services, if any, furnished by Landlord for the non-exclusive use of all tenants; costs and expenses of disposal of fluorescent light bulbs and ballasts in building standard light fixtures; costs (including finance charges) of improvements to the Building, equipment or capital items that are designed to increase safety, improve energy efficiency or expand telecommunications service; the cost of replacing existing equipment or systems or other costs incurred for the purpose of complying with the directives of a public or quasi public entity or authority; costs of complying with all governmental regulations, including, without limitation, the disposal of chlorofluorocarbons and compliance with Title III of the Americans With Disabilities Act of 1990 (“ADA”) or any other Maryland statute regarding barriers; costs of independent contractors; fees; owner’s association assessments; Landlord’s share of expenses under any declaration, covenant, or other agreement recorded among the Land Records of the County in which the Project is located; and all other costs and expenses properly incurred in the operation and maintenance of the Project, and the amortized portion of any capital expenditures or improvements and interest thereon. The term “Gross Receipts,” as used in this Section, shall mean and include the gross rents and all other payments from tenants under leases at the Project or from licensees, concessionaires, and other third parties with respect to the occupancy or use of the Project, including without limitation base rents, operating expense reimbursements, common area charges, percentage rental payments (if applicable), forfeited deposits, income from the sale of utility services, business interruption insurance proceeds, and all similar and dissimilar amounts. The term “Gross Receipts” shall specifically exclude, implied rent during free rent periods, security deposits (unless and until applied in accordance with the Leases), rents not collected, and insurance and condemnation proceeds (other than business interruption insurance proceeds). Notwithstanding the foregoing, “Operating Expenses” shall not include: (i) payment of principal and interest on mortgages; (ii) ground rent or other rental payments made under any ground lease or underlying lease; (iii) any costs relating to the marketing, negotiation and execution of leases for space in the Building/Project including, but not limited to, advertising expenses, leasing commissions, referral fees, legal fees, architectural fees, or construction expenses related to leasing; (iv) any expenses for which Landlord actually receives reimbursement from insurance, condemnation awards, other tenants, any warranty or otherwise; (v) legal and other professional fees incurred in connection with disputes with tenants, other occupants, or prospective tenants, (vi) costs incurred in connection with the sale, financing, refinancing, mortgaging, selling or change of ownership of the Building, the Project, the parking facilities or the Land; (vii) all amounts which would otherwise be included in Operating Expenses which are paid to any affiliate or subsidiary of Landlord, or any representative, employee or agent of same, to the extent of the costs of such services exceed the range of reasonably competitive rates for similar services of comparable quality rendered by persons or entities of similar skill, competence and experience; (viii) costs for the purchase of sculptures, paintings or other works of art; (ix) fines, interest or penalties incurred due to the late payments of taxes, utility bills and other costs incurred by Landlord’s failure to make such payments when due; (x) all costs associated with the operation of the business entity which constitutes Landlord or the business entity that constitutes Landlord’s managing agent (as distinguished from costs of the operations of the Building/Project); (xi) costs of painting, redecorating, or other services (including utilities) or work performed or provided solely for the benefit of another tenant, prospective tenant or occupant (other than for Common Areas); or (xii) any cost, expense or fee (whether for improvements or replacements to the Building, equipment or other capital items) which, in accordance with generally-accepted accounting principles (“GAAP”), is required to be capitalized rather than expensed in the year incurred (collectively “Capital Costs”), except those Capital Costs which are (A) reasonably intended to reduce Operating Expenses, or (B) required in order to comply with governmental regulations or other directives of a public or quasi-public entity or authority, or (C) reasonably intended to improve energy efficiency, or (D) designed to increase safety, or (E) designed to expand telecommunications services; provided that any such Capital Costs permitted hereunder shall be amortized on a straight-line basis over the useful life (as determined in accordance with GAAP) of the item in question and shall be included in Operating Expenses in accordance with such amortization schedule.

1.12 “Permitted Use” means general office and warehouse use to the extent such use is permitted by the laws and other governmental regulations applicable to the Building and the Premises, and no other use whatsoever.

1.13 “Premises” means the 93,000 rentable square foot area, known as Suites A through N, shown outlined on Exhibit “A”, located within the Building. The Premises were measured in accordance with the standard for American National Standard Method for Measuring Floor Area of the Building Owners and Managers Association International (BOMA).

1.14 “Project” means the four-building center, located on Indian Creek Court in Beltsville, Maryland, together with all improvements and appurtenances. The Project contains a total of 186,691 rentable square feet of space. The Project was measured in accordance with the standard for American National Standard Method for Measuring Floor Area of the Building Owners and Managers Association International (BOMA).

1.15 “Property” shall mean the land upon which the Project is located and the Project.

1.16 “Real Estate Taxes” means all general and special real estate taxes, special assessments, including Business, Professional, and Occupational License Tax (“BPOL”), any state or local business personal property tax, and other ad valorem taxes, levies and assessments (net of any refund) paid upon or in respect of the Building, the Property or the Project, or the rents therefrom; real estate rental, receipt or gross receipt tax or any other tax on Landlord (excluding Landlord’s income, estate, gift, inheritance and similar taxes), and any metropolitan district water and sewer charges and other governmental charges which customarily are part of the real estate tax bill issued by the governmental authorities charged with such responsibility; and all taxes or other charges imposed in lieu of any such taxes, including fees of counsel and experts which are reasonably incurred by, or reimbursable by, Landlord in contesting any such taxes or in seeking any reduction in the assessed valuation of the Building or the Land or a judicial review thereof. If any such application or review results in a refund on account of any prior assessment, after payment of reasonable expenses incurred in connection therewith (whether by Landlord, Tenant or other tenants of the Building), then, Landlord will reimburse Tenant Tenant’s proportionate share of the refund applicable to the Term, less any amounts retained to apply toward any monetary default of Tenant.

1.17 “Rent” means Base Rent and all Additional Rent, as the same may be adjusted from time to time.

1.18 “Rental Deposit” means an amount equal to One Hundred Eighteen Thousand Nine Hundred Sixty-Two and 50/100 Dollars ($118,962.50), payable in accordance with Section 3.01.

1.19 “Security Deposit” means an amount equal to Seven Hundred Thirteen Thousand Seven Hundred Seventy-Five and 00/100 Dollars ($713,775.00), payable in accordance with Section 3.05.

1.20 “Tenant’s Address for Notice” after the Commencement Date means Vocus, Inc., 12051 Indian Creek Court, Suites C-N, Beltsville, Maryland 20705., and before the Commencement Date means Vocus, Inc., 4296 Forbes Boulevard, Lanham, Maryland 20706 (and in both cases, “Attn: Legal Dept.”).

1.21 “Tenant’s Agents” includes any agent, officer, employee, servant, partner, independent contractor, licensee, invitee, or visitor of Tenant.

1.22 “Tenant’s Share” means forty-nine and eighty-one hundredths percent (49.81%), being based on the ratio of the rentable area of the Premises to the rentable area of all premises in the Project included in the same assessment as the Premises (93,000/186,691). Notwithstanding the foregoing or any other provision of this Lease to the contrary, Tenant’s Share of certain Operating Expenses may be equitably adjusted by Landlord in the event that the Operating Expenses in question are provided to a portion of the tenants at the Project or in the Building, rather than to all the tenants in the Project or the Building.

1.23 Intentionally Omitted.

1.24 “Term” means the period of approximately one hundred forty-four (144) months, plus the period between the Commencement Date and the Rent Commencement Date (as such terms are defined in this Section 1.24), commencing on the date that possession of the Premises is delivered to Tenant with the Tenant Improvements and Landlord’s Initial Work set forth on Exhibit “B” hereto substantially complete, as “Substantial Completion” is defined on Exhibit “B” (the “Commencement Date”) and expiring at 11:59 p.m. on the last day of the one hundred forty-fourth (144th) full calendar month after the Rent Commencement Date (the “Expiration Date”), unless earlier terminated pursuant to the Lease. The targeted Commencement Date is February 15, 2011. The “Rent Commencement Date” shall be April 1, 2011. If Landlord does not deliver possession of the Premises by the targeted Commencement Date, or any other date scheduled or targeted as the Commencement Date due to a Tenant Delay (as such term is defined in Exhibit “B”) or any other reason outside of Landlord’s control, Landlord shall not have any liability whatsoever to Tenant on account of such failure to deliver possession of the Premises to Tenant and this Lease shall not be rendered void or voidable as a result of such delay, nor shall the Rent Commencement Date be postponed. However, if Landlord does not deliver possession of the Premises by the targeted Commencement Date solely as a result of a delay caused by Landlord, the Commencement Date (and the Rent Commencement Date if delivery occurs after April 1, 2011) shall both be postponed until possession of the Premises is delivered to Tenant in the condition required by this Lease. If the Rent Commencement Date is postponed, as set forth in the preceding sentence, then, to the extent that Tenant actually pays holdover rent following April 1, 2011 and provided Tenant can document the same to Landlord, Landlord shall provide Tenant with a Monthly Base Rent credit equal to the lesser of: (i) Tenant’s actual daily holdover costs in excess of the rent Tenant was paying prior to holding over; or (ii) $933.33 for each day after April 1, 2011 that the Premises are not delivered to the Tenant with the Tenant Improvements and Landlord’s Initial Work Substantially Complete for the period beginning on April 1, 2011 and continuing until the earlier of: (i) the date the Premises are delivered to Tenant with the Tenant Improvements and Landlord’s Initial Work Substantially Complete; and (ii) June 1, 2011. If the Rent Commencement Date is postponed, as set forth above, to a date that is later than June 1, 2011, then, to the extent that Tenant actually pays holdover rent following June 1, 2011 and provided Tenant can document the same to Landlord, Landlord shall provide Tenant with a Monthly Base Rent credit equal to the lesser of: (i) Tenant’s actual daily holdover costs in excess of the rent Tenant was paying prior to holding over; or (ii) $1,475.00 for each day after June 1, 2011 that the Premises are not delivered to the Tenant with the Tenant Improvements and Landlord’s Initial Work Substantially Complete for the period beginning on June 1, 2011 and continuing until the date the Premises are delivered to Tenant with the Tenant Improvements and Landlord’s Initial Work Substantially Complete.

2.00	GRANT OF PREMISES

2.01 Tenant’s Possession and Use of Premises. Landlord leases the Premises to Tenant, and Tenant leases the Premises from Landlord, for the Term, together with a nonexclusive, nontransferable license to use the Common Areas. Tenant shall use the Premises for the Permitted Use and for no other purpose. Tenant shall not use the Premises, nor suffer the Premises to be used, for any unlawful purpose or in any unlawful manner or in violation of any valid regulation of any governmental body, or in any manner to (i) create any nuisance or trespass; (ii) vitiate any insurance carried by Landlord or on Landlord’s behalf; (iii) alter the classification or increase the rate of any insurance on the Building; or (iv) use the Building or Property for or cause any disruptive, harassing or outrageous conduct. Tenant shall not commit waste, overload the floors or structure of the Building, or take any action that would impair or alter parking spaces on the Property. Tenant shall not keep Hazardous Materials within or about the Premises (unless expressly permitted by Section 6.02 of this Lease) nor shall Tenant use or allow the Premises to be used for any impermissible purposes pursuant to Section 6.02. In the event of any such waste, damage or manner of use by Tenant, immediately upon written notice to Tenant at the Premises, Tenant shall take such steps as are reasonably necessary to cease and repair the same, failing which Landlord shall be entitled to take such steps and Tenant shall pay to Landlord, upon demand, Landlord’s reasonable and actual cost thereof. In addition, if the use or occupancy of the Premises, the conduct of business in the Premises or any act or omission of Tenant in the Premises or the Property, causes or results in any increase in premiums for the insurance carried from time to time by Landlord with respect to the Property, Tenant shall pay to Landlord on demand Landlord’s cost of any increase in premiums. Use of the Premises is subject to all covenants, conditions and restrictions of record in effect as of the date this Lease is signed by Tenant. Tenant shall not permit any objectionable odors or noises to emanate from the Premises. Tenant hereby agrees to defend, indemnify and hold Landlord and the Property harmless from and against any and all reasonable costs, damages, expenses, and liabilities (including reasonable attorneys’ fees) arising out of or related to any breach of this Section 2.01. Tenant shall, at its sole expense, promptly observe and comply with all statutes, laws, ordinances, rules, regulations, orders and requirements of all governmental, quasi-governmental or regulatory authorities applicable to the Premises and the conduct of its business therein, and with Landlord’s rules and regulations (the “Rules and Regulations”) promulgated from time to time and applicable to the Premises and the Common Areas. The current Rules and Regulations are attached hereto as Exhibit “D”. Subject to this Lease and so long as Tenant is not in default hereunder, Tenant shall have the quiet enjoyment of the Premises without hindrance on the part of Landlord.

2.02 Surrender of Premises and Holdover. On the Expiration Date, Tenant shall remove from the Premises all of its furniture, trade fixtures, equipment and other personal property, and such of any alterations installed by or on behalf of Tenant as Landlord may require Tenant to remove (it being expressly agreed that Landlord shall notify Tenant of any removal obligations at the time consent to the alteration in question is granted), repair any damage caused by their installation or removal, and surrender vacant possession of the Premises, clean, broom-swept, subject to ordinary wear and tear and unavoidable casualty. Any personal property of Tenant not removed within ten (10) business days following the expiration or earlier termination of the Lease shall be deemed to have been abandoned by Tenant and to have become the property of Landlord, and may be retained or disposed of by Landlord, as Landlord shall desire, in accordance with applicable law. Notwithstanding the foregoing, Tenant shall not be required to remove the Tenant Improvements set forth in Exhibit “B” unless Landlord notifies Tenant of such removal requirements at the time Landlord approves the Tenant Improvements. If Tenant remains in possession of the Premises after the Expiration Date, such occupancy shall be deemed to be a tenancy from month-to-month, on all of the terms, covenants, conditions and rentals of the Lease insofar as they are applicable to a monthly tenancy, except that the Monthly Base Rent payable by Tenant hereunder (“Monthly Holdover Rent”) shall be increased in accordance with the following terms: (i) during the sixty (60) day period immediately following the expiration or termination of the Term hereof, Tenant shall pay Landlord Monthly Holdover Rent in an amount equal to one hundred twenty-five percent (125%) of the Monthly Base Rent applicable in the last month of the Term; and at all times after the expiration of such sixty (60) day period referenced in Section 2.02(i) above, Tenant shall pay Landlord Monthly Holdover Rent in an amount equal to one hundred fifty percent (150%) of the Monthly Base Rent applicable in the last month of the Term. In addition, if Tenant holds over beyond the expiration of the Term, Tenant shall be liable for all actual losses suffered by Landlord as a result of Tenant’s failure to timely vacate.

2.03 Landlord to have access to the Premises. Landlord and Landlord’s Agents shall have the right, but not the obligation, to enter the Premises from time to time during all reasonable hours (or at any time and by forcible means in an emergency or when Tenant is unavailable during business hours) to inspect same, to make improvements or repairs to the Premises or the Building, to show the Premises to prospective purchasers and lenders, or for any other reason, in Landlord’s reasonable judgment. In addition, during the last twelve (12) months of the Term, Landlord shall have the right to show the Premises to prospective tenants. During the last six (6) months of the Term, Landlord shall have the right to place “For Sale” signs and “For Rent” signs on the Premises. Landlord shall, during entry to the Premises, exercise reasonable efforts to minimize any interference with Tenant’s business operations. Except in the event of an emergency when no notice shall be necessary, Landlord agrees to provide Tenant with notice (which may be oral or written) at least twenty-four (24) hours prior to its planned access of the Premises. If Landlord exercises its right to access the Premises, Landlord will comply with reasonable security requirements of Tenant in connection with such access (such as having Tenant’s representatives accompany Landlord and its agents) provided that the same do not: (i) delay Landlord in its exercise of its rights or performance of its activities in the Premises; or (ii) increase Landlord’s cost of performing the same. No entry by Landlord in accordance with the requirements of this Section 2.03 shall constitute a breach of Landlord’s covenant for quiet enjoyment.

2.04 Delivery of Premises. Landlord shall deliver the Premises and Tenant shall accept same with the Tenant Improvements and Landlord’s Initial Work Substantially Complete (as such terms are defined in Exhibit “B”), on the Commencement Date described in Section 1.24, or so soon thereafter as Landlord is able to deliver same. Landlord and Tenant acknowledge that Landlord’s obligation to make improvements or alterations to the Premises is limited to the Tenant Improvements and the Landlord’s Initial Work set forth on Exhibit “B.” For at least the thirty (30) day period prior to the Commencement Date, Landlord will allow Tenant to access the Premises in order to allow Tenant to install wiring, telecommunications lines and systems, other cabling and move in furniture and other personal property. Any such early access or use of the Premises by Tenant or Tenant’s Agents prior to the Commencement Date shall be deemed to be under all the terms, covenants, conditions and provisions of this Lease (including Section 8 of Exhibit “B” hereto which governs the coordination of Tenant’s activities in the Premises prior to the Commencement Date with Landlord’s construction of the Tenant Improvements), except that Tenant’s Base Rent and regularly recurring Additional Rent obligations for the Premises shall not begin until the Commencement Date or Rent Commencement Date, as applicable.

2.05 Intentionally Omitted.

2.06 Renewal Option. (a) Tenant has the conditional right to extend the Term of the Lease for an additional term (the “Option Term”) of five (5) years beyond the initial Term at the Base Rent set forth in paragraph (b) below and upon the same terms and conditions set forth herein (except that there will be no further privilege of extension), provided that the following conditions are met:

(i) Tenant notifies Landlord of its election to exercise the right of renewal granted hereby at least twelve (12) months prior to the expiration of the initial Term (defined in Section 1.24 hereof);

(ii) at the time of the exercise of such right and for the remainder of the initial Term thereafter, there is no existing monetary or other material default which is not remedied within the applicable cure periods set forth in this Lease;

(iii) that the Lease has not terminated prior to the commencement of the Option Term; and

(iv) at the time of the exercise of such option and for the remainder of the Term thereafter, the original named Tenant or an Affiliate of Tenant is in possession of and occupying at least thirty-five percent (35%) of the entire Premises [it being the intent of the parties that this option is personal to the original named Tenant hereunder (i.e., it does not inure to the benefit of any subsequent Tenant, subtenant or assignee of the Lease, except for an Affiliate of Tenant) and if such original named Tenant or an Affiliate of Tenant is no longer in possession of and occupying at least thirty-five percent (35%) of the entire Premises, then this option is void].

(b) During the Option Term, Tenant shall pay Landlord Base Rent equal to ninety-five percent (95%) of the Fair Market Rent (as defined below) for the Premises for the Option Term. The “Fair Market Rent,” as used in this Section 2.06, shall mean the market annual face rental rate (plus any market appropriate annual escalations thereof) for renewal deals in comparable space in similar quality buildings in the Beltsville, Maryland submarket for the Option Term, taking into account all appropriate factors, including rental abatements, improvement allowances or other inducements then being offered for comparable space. Within thirty (30) days of Landlord’s receipt of Tenant’s notice of its exercise of the option, Landlord shall notify Tenant of the Base Rent applicable to the Option Term based upon the foregoing parameters. If Tenant notifies Landlord in writing that Tenant agrees with Landlord’s determination of the Fair Market Rent, then, provided the foregoing conditions thereto are met, the Term shall be extended for five (5) years beyond the Expiration Date. If Tenant disagrees with Landlord’s determination of the Base Rent applicable to said Option Term, Tenant shall notify Landlord of such disagreement within ten (10) business days of Tenant’s receipt of Landlord’s notice. If Tenant fails to notify Landlord within such ten (10) business day period that Tenant agrees with Landlord’s determination of the Base Rent, then Tenant shall be deemed to disagree with such determination, and in the event of such disagreement or deemed disagreement Landlord and Tenant will negotiate in good faith to determine the appropriate Base Rent applicable to said Option Term in accordance with the foregoing parameters. In the event that the parties cannot agree upon the appropriate Base Rent within sixty (60) days of Tenant’s exercise of the option, then the Base Rent applicable to the Option Term shall be determined in accordance with the following terms, the results of which shall be binding upon the parties: Within ten (10) days after the expiration of such sixty (60) day period, each party shall give written notice to the other setting forth the name and address of an Appraiser (as hereinafter defined) selected by such party who has agreed to act in such capacity, to determine the Base Rent applicable to the Option Term. If either party shall fail to select an Appraiser as aforesaid, then the party which has selected an Appraiser as aforesaid (the Appointing Party) shall have the right to issue a written notice to the party which failed to select an Appraiser as aforesaid (the Non Appointing Party) advising such Non Appointing Party that it has failed to appoint it’s Appraiser, in which case, if the Non Appointing Party does not then designate its Appraiser within five (5) business days following receipt of the Appointing Party’s Notice, then the Base Rent shall be determined by the Appraiser selected by the other party. Each Appraiser shall thereupon independently make his determination of the Base Rent applicable to the Option Term based upon the parameters for determining Base Rent outlined above within twenty (20) days after the appointment of the second Appraiser. If the two Appraiser determinations are not the same, but the higher of such two determinations (based upon the initial annual Base Rent and average Base Rent over the course of the Option Term) is not more than one hundred five percent (105%) of the lower of them, then the Base Rent shall be deemed to be the average of the two determinations. If the higher of such two determinations is more than one hundred five percent (105%) of the lower of them, then the two Appraisers shall jointly appoint a third Appraiser within ten (10) days after the second of the two determinations described above has been rendered. The third Appraiser shall independently make his determination of the Base Rent within twenty (20) days after his appointment by choosing between the two determinations previously submitted in accordance with the foregoing by the parties’ respective Appraiser, and the third Appraiser’s determination shall be deemed to be the Base Rent payable by Tenant with respect to the Option Term. For the purposes of this Section, “Appraiser” shall mean (i) a MAI appraiser licensed in the State of Maryland, (ii) with at least ten (10) years of experience in commercial real estate in the State of Maryland, (iii) with particular and current experience in the Beltsville, Maryland market, and (iv) recognized within the field as being reputable and ethical. Each party shall pay for the cost of its Appraiser and one half of the cost of the third Appraiser, if any.

(c) Prior to the commencement of the Option Term, Landlord and Tenant shall execute an amendment to the Lease memorializing said extension of the Term. If Tenant fails to timely notify Landlord of its desire to exercise the renewal option granted hereby, then Tenant shall be deemed to have conclusively waived its renewal option.

3.00 RENT

3.01 Payment of Base Rent. Upon the execution of this Lease by Tenant, Tenant shall deliver the Rental Deposit to Landlord, and it shall be applied on the Rent Commencement Date toward the first full monthly Base Rent payment then due hereunder. Thereafter, installments of Base Rent shall be paid monthly, in advance, without demand, notice, deduction, offset or counterclaim, on the first day of each month. All such installments for any partial month shall be prorated on a per diem basis. If the Rent Commencement Date is other than the first (1st) day of a month, Base Rent from that date until the first (1st) of the next succeeding month will be prorated on the basis of the actual number of days in each such month and shall be payable in advance on the Rent Commencement Date.

3.02 Payment of Operating Expenses. Beginning on the Commencement Date and continuing throughout the Term, Tenant shall be responsible for the payment of Tenant’s Share of Operating Expenses. Prior to the Commencement Date, and then at the beginning of each calendar year during the Term, Landlord shall furnish Tenant with Landlord’s reasonable estimation of Tenant’s Share of Operating Expenses for the forthcoming year, and Tenant shall pay same in equal monthly installments, in advance and without prior demand, together with Base Rent. After the end of each year a reconciliation and adjustment shall be made based on the actual cost incurred by Landlord for Operating Expenses in respect of such year. Landlord will use commercially reasonable efforts to complete such reconciliation and adjustment within ninety (90) days following the last day of the prior calendar year. To the extent not provided by Landlord and reimbursed pursuant to this Section, Tenant shall be responsible for all costs and expenses of (1) trash removal from the Premises and (2) providing cleaning or janitorial services to the Premises.

3.03 Utilities. Tenant shall be solely responsible for contracting with the appropriate utility companies for utility services rendered or furnished to the Premises throughout the Term, including, without limitation: (i) heating and air conditioning; (ii) electricity; (iii) lighting within the Premises; and (iv) gas. The cost of all such utility services, together with any related installation or connection charges or deposits and all taxes, levies and other charges on such utilities, shall be borne by Tenant. Tenant shall promptly pay all bills for such utilities. Notwithstanding the foregoing, Landlord shall furnish to the Premises throughout the Term hot and cold water from points of supply. Landlord shall not be liable for any failure to furnish, or for any loss, injury or damage caused by or resulting from any variation, interruption or failure of utility services. The cost of any services provided by Landlord hereunder shall be included within Operating Expenses unless charged directly (and not as part of Operating Expenses) to Tenant or another tenant of the Project. Notwithstanding the foregoing, if there is a failure by Landlord to furnish the utilities or services required to be furnished by Landlord pursuant to the terms of this Lease, which failure: (i) interferes substantially with or prevents Tenant’s use of the Premises or any material part thereof, (ii) is capable of being remedied by Landlord by the exercise of commercially reasonable efforts (as opposed to being outside of Landlord’s control), and (iii) continues for five (5) consecutive days, the Monthly Base Rent shall abate for the period beginning on the sixth (6th) consecutive day of such interruption and continuing until such interruption is remedied, based upon the portion or portions of the Premises rendered unusable by such interruption of utilities or services.

3.04 Payment of Real Estate Taxes. Beginning on the Commencement Date and continuing throughout the Term, Tenant shall be responsible for the payment of Tenant’s Share of Real Estate Taxes. Prior to the Commencement Date, and then at the beginning of each year (which may be a calendar year or other twelve-month period selected by Landlord from time to time) Landlord shall furnish Tenant with Landlord’s reasonable estimation of Tenant’s Share of Real Estate Taxes for the forthcoming year, and Tenant shall pay same in equal monthly installments, in advance and without prior demand, together with Base Rent. After the end of each year, a reconciliation and adjustment shall be made based on the actual cost incurred by Landlord for Real Estate Taxes in respect of such year. Landlord will use commercially reasonable efforts to complete such reconciliation and adjustment within ninety (90) days following the last day of the prior calendar year.

3.05 Security Deposit. (a) Upon execution of this Lease by Tenant, Tenant shall deliver to Landlord a cash deposit or an irrevocable Letter of Credit in the amount of $713,775.00 as the Security Deposit to secure the performance by Tenant of Tenant’s covenants and obligations hereunder. The Security Deposit shall not be considered an advance payment of Rent. It is agreed that Landlord may, during the continuance of any Tenant default which continues beyond the applicable notice and cure period (if any) and in Landlord’s sole discretion, apply the Security Deposit or any part thereof (as provided below) towards the payment of any due and unpaid Rent or other sums payable by Tenant under this Lease, and toward the performance of each and every one of Tenant’s covenants under this Lease. If Tenant timely and faithfully performs all of its obligations hereunder, Landlord shall refund the Security Deposit to Tenant, without interest and less any sums expended by Landlord to cure any default of Tenant, within thirty (30) days after the expiration or sooner termination of this Lease. If Landlord uses any portion of the Security Deposit, Tenant shall reimburse Landlord for the amount so used within ten (10) days of demand, failing which Tenant shall be in default of this Lease without further notice or cure period. In the event of the sale or transfer of Landlord’s interest in the Building, the Property or this Lease, Landlord shall transfer the Security Deposit (minus any amounts used to cure a default by Tenant) to the purchaser or transferee, in which event Tenant shall look only to the new landlord for the return of the Security Deposit and Landlord shall thereupon be released from all liability to Tenant from the return of the such Security Deposit.

(b) If Tenant elects to post a Letter of Credit, in lieu of a cash deposit, the Letter of Credit described in subparagraph (a) above shall at all times satisfy all of the requirements set forth in this section, including those set forth below. Such Letter of Credit shall: (i) be in form and substance satisfactory to Landlord; (ii) at all times be in the amount set forth in subparagraph (a) above (except as provided in subparagraph (e) below), (iii) permit multiple draws without a corresponding reduction in the amount of the Letter of Credit (it being understood that Tenant shall have an obligation to restore the Letter of Credit to the then full required amount following draws by Landlord, as set forth in greater detail in subparagraph (d) below); (iv) be issued by a federally insured commercial bank reasonably acceptable to Landlord from time to time; (v) made payable to, and expressly transferable and assignable at no charge by Landlord (and its successor and assigns as owners of the Building); (vi) be payable at sight upon presentment to a local branch of the issuer of a simple sight draft accompanied by a certificate stating that Tenant is in default beyond the applicable notice and cure period (if any) under this Lease and the amount that Landlord is owed in connection therewith; (vii) be of a term not less than one (1) year (or automatically and unconditionally extended) from time to time through the thirtieth (30th) day after the expiration of the Term (“LC Return Date”); and (viii) expressly provide that at least thirty (30) days prior to the then current expiration date of such Letter of Credit, the same shall be automatically renewed or extended for at least an additional one (1) year period unless at least sixty (60) days prior to the expiration of such Letter of Credit, Landlord is provided with written notice that the same shall not be renewed or extended. If the financial condition of the issuer changes in any materially adverse way, then Landlord shall have the right to require that Tenant obtain from a different issuer a substitute Letter of Credit that complies in all respects with the requirements of this section, and Tenant’s failure to obtain such substitute Letter of Credit within ten (10) business days following Landlord’s written demand therefor shall entitle Landlord to immediately draw upon the then-existing Letter of Credit in whole or in part, without notice to Tenant. In the event the issuer of any Letter of Credit held by Landlord is placed into receivership or conservatorship by the Federal Deposit Insurance Corporation, or any successor or similar entity, then, effective as of the date such receivership or conservatorship occurs, said Letter of Credit shall be deemed to not meet the requirements of this section, and, within ten (10) business days thereof, Tenant shall replace such Letter of Credit with a cash deposit or a Letter of Credit issued by an institution which satisfies the foregoing requirements (and Tenant’s failure to do so within said ten (10) business days shall, notwithstanding anything in this Lease to the contrary, constitute a default under the Lease without any further notice to Tenant). Any failure or refusal of the issuer to honor the Letter of Credit shall be at Tenant’s sole risk and shall not relieve Tenant of its obligations hereunder with respect to the same.

(c) Tenant shall renew or replace such Letter of Credit as required by this Section, and shall deliver to Landlord written proof that the same has been timely renewed, extended or replaced at least thirty (30) days prior to the expiration thereof. Tenant will take whatever action is necessary to ensure that said Letter of Credit (or an appropriate replacement thereof which satisfies the requirements of this section) automatically renews or extends or is timely replaced (by a new Letter of Credit satisfying the requirements of this Section 3.05) with written notice and proof to Landlord thereof at least thirty (30) days prior to the expiration thereof, and maintain the same in force in effect through at least the LC Return Date (as defined above). Notwithstanding anything in this Lease to the contrary (including, without limitation, any cure or grace periods set forth in this Lease), any failure by Tenant to timely renew or replace said Letter of Credit and any failure by Tenant to timely deliver to Landlord in writing proof of such renewal or replacement shall be deemed a default hereunder by Tenant, without the necessity for further notice to Tenant, entitling Landlord to immediately draw upon such Letter of Credit in its full amount. In the event that Landlord draws upon the Letter of Credit by reason of Tenant’s failure to timely renew or replace the Letter of Credit, the proceeds thereof (except for any portion thereof necessary to cure any other default by Tenant, if any) shall be converted to a cash deposit and shall be held by Landlord, without interest, pursuant to the terms of this Section.

(d) During the continuance of any Tenant default (beyond the applicable notice and cure period, if any) and in Landlord’s reasonable discretion, Landlord, without prejudice to any other remedy, may draw upon the Security Deposit and apply the same to: (i) an arrearage of Rent, and (ii) any other amount due Landlord pursuant to the terms of this Lease (including, without limitation, expenses, damages, cost or liabilities incurred or suffered by Landlord or Landlord’s agents due to a default by Tenant). In the event that Landlord notifies Tenant that it has drawn upon the Security Deposit in accordance with the foregoing terms, Tenant shall, within ten (10) business days, deliver to Landlord a replacement cash deposit or Letter of Credit (as the case may be) in the amount so drawn in order to restore Landlord to a fully secured position as required pursuant to the terms of subparagraph (a). If Tenant is not then in default, within thirty (30) days following the Expiration Date (in the case of a cash deposit) or on the LC Return Date (in the case of a Letter of Credit), Landlord shall return the cash deposit or deliver the Letter of Credit (as the case may be) to Tenant less any amount thereof applied by Landlord to cure any default by Tenant. If Landlord draws upon the Letter of Credit in accordance with the foregoing and Landlord holds such proceeds as aforesaid as a cash deposit, then at any time thereafter, Tenant may deliver a replacement Letter of Credit to Landlord which satisfies the requirements of this Section. Upon satisfactory delivery of such replacement Letter of Credit, Landlord will deliver the Security Deposit to Tenant. All replacement Letters of Credit provided by Tenant hereunder shall comply with the provisions of this section with respect to the Letter of Credit.

(e) Notwithstanding the foregoing to the contrary, provided that no default, beyond the applicable notice and cure period (if any), has occurred prior to each such date and further provided that no event has occurred that with the passage of time or the giving of notice would constitute a default, the amount of the Security Deposit shall be subject to subsequent adjustment in accordance with the following terms: (i) on the first day of the second Lease Year, the Security Deposit shall be reduced by $118,962.50 to $594,812.50; (ii) on the first day of the third Lease Year, the Security Deposit shall be further reduced by $118,962.50 to $475,850.00; (iii) on the first day of the fourth Lease Year, the Security Deposit shall be further reduced by $118,962.50 to $356,887.50; (iv) on the first day of the fifth Lease Year, the Security Deposit shall be further reduced by $118,962.50 to $237,925.00; and (v) on the first day of the sixth Lease Year, the Security Deposit shall be further reduced by $118,962.50 to $118,962.50. The remaining balance of the Security Deposit shall be held by Landlord throughout the remainder of the Term in accordance with the terms of this Section 3.05. If a default occurs, beyond the applicable cure period, if any, prior to any of the adjustment dates, then the adjustment in question and any subsequent adjustments shall not be made and Landlord shall continue to hold the then-current balance of the Security Deposit for the remainder of the Term.

3.06 Partial Occupancy. If the Building or Project are not fully occupied during any year, (or if any tenant is separately assessed for Real Estate Taxes) Operating Expenses, Real Estate Taxes and Utilities for such year may be grossed up to reflect ninety -five percent (95%) occupancy, using sound accounting and management principles consistently applied.

3.07 Payments Generally. All rentals and other charges hereunder shall commence to accrue and become payable in accordance with the terms hereof on the Commencement Date or the Rent Commencement Date, as provided herein. All payments required to be made by Tenant under this Lease shall be deemed to be rent and shall be collectible as such, shall be in lawful money of the United States, and shall be timely delivered to Landlord’s Payment Address (as set forth in Section 1.08), with no deduction, offset, abatement, credit or the like, except as expressly be provided herein. Each late payment shall incur a late charge fee in the amount of five percent (5%) of such payment to cover extra tracking and handling expenses. All amounts owed by Tenant to Landlord under this Lease which are overdue shall bear interest at the rate of 12% per annum from the date due until paid. The tender by Tenant of a lesser amount than due shall be treated as a payment on account notwithstanding any endorsement or statement to the contrary on the payment or in any cover letter, and Landlord’s acceptance of such lesser amount shall not constitute a waiver of any other available right or remedy. Notwithstanding the foregoing, on the first occasion during any calendar year that any installment of Base Rent or Additional Rent is not timely paid when due hereunder, no late fee or default interest will be assessed until Landlord has delivered a written notice regarding such late installment to Tenant and Tenant has failed to cure the same within five (5) business days of Tenant’s receipt or refusal of such written notice.

3.08 Audit Rights. Within sixty (60) days of the reconciliation and adjustment as set forth in Section 3.02 regarding Operating Expenses (but not more than once per year), if Tenant disputes the amount of Additional Rent set forth in the reconciliation statement, an independent certified public accountant (which accountant is a member of a nationally recognized accounting firm), designated and paid for by Tenant, may, upon at least twenty (20) business days prior written notice to Landlord, and at reasonable times, inspect Landlord’s records at Landlord’s offices, provided that Tenant is not then in default under this Lease and Tenant has paid all amounts from the applicable reconciliation statement that are not in dispute, as the case may be. No such audit may be conducted on a contingency basis by the accountant (and therefore no portion of the fee or other compensation payable to the accountant may in any way be tied to the results of such audit), and any such audit conducted on such basis shall be deemed void for the purposes hereof, and Tenant hereby waives and further rights under this Section 3.08 following the performance of an audit on such basis. Tenant’s failure to dispute the amount of Additional Rent set forth in any statement within sixty (60) days of Tenant’s receipt of such statement shall be deemed to be Tenant’s approval of such statement and Tenant, thereafter, waives the right or ability to dispute the amounts set forth in such statement. If after such inspection, Tenant still disputes such Additional Rent, a determination as to the proper amount shall be made, at Tenant’s expense, by an independent certified public accountant (the “Accountant”) selected by Landlord, subject to Tenant’s reasonable approval. The results of any audit conducted pursuant to this Section 3.08 shall be kept confidential by Tenant and its accountant, and at Landlord’s request, such accountant must agree in writing (in a commercially reasonable form) to keep the results of such audit confidential and not to reveal the same to any parties other than Landlord and Tenant. In the event of any breach of the foregoing confidentiality/non disclosure covenant by the Tenant’s accountant, Tenant or Tenant’s agents, Tenant hereby indemnifies and will hold Landlord harmless from and against any and all costs, claims, actions, causes of action, liabilities, losses or damages (including reasonable attorneys fees) suffered or incurred by Landlord as a result of such breach.

4.00 MAINTENANCE AND REPAIRS

4.01 Tenant Repairs. Except for those items for which Landlord is responsible by virtue of Section 4.03 below, Tenant shall, at its own cost and expense, clean, repair, maintain and replace the interior of the Premises and any improvements, equipment and fixtures therein, including without limitation, all interior and exterior doors, door jambs and frames, drive-in doors, dock doors, dock collars and levelers, locks and hardware, and all interior and exterior windows, window casings and sills; all interior walls, floors, coverings and ceilings, all interior painting and decorating of the Premises, replacement of approved signs, repairs, maintenance and replacements of all electrical, plumbing, interior and exterior heating, ventilating, and air conditioning equipment and systems that exclusively serve the Premises, so as to keep them in first class condition and in compliance with the requirements from time to time of all governmental authorities having jurisdiction, and lighting and other fixtures and equipment inside the Premises whether or not they were initially installed at Landlord’s expense. All repairs, maintenance and/or replacements made by Tenant shall be at least equal in quality and class to the original work and/or fixtures and equipment. All repairs, maintenance and/or replacements made by Tenant that impact the roof or any structural elements of the Building must be approved by Landlord prior to any work being commenced. Landlord shall have the right, at its option, to perform on behalf of Tenant any repair or replacement required to be done by Tenant that will impact the roof, the Building structure or that may impact the value of the Building and one hundred five percent (105%) of the cost and expense incurred shall be due within thirty (30) days of demand. In furtherance of the above, Tenant will obtain, and maintain throughout the Term, a quarterly maintenance, repair and service contract on the HVAC system serving the Premises, said contract to be on such terms and with such company as shall be reasonably approved by Landlord. The service contract shall include all services recommended by the equipment manufacturer within the operation/maintenance manual and shall become effective (and a copy thereof delivered to Landlord) within thirty days following the Commencement Date. Tenant shall promptly place all of its refuse in the trash receptacles provided for this purpose and shall not allow same to accumulate within the Premises or anywhere on the Common Areas. It is understood and agreed that all property of Tenant kept, stored or maintained in the Premises or the Project shall be at the sole risk of Tenant. Tenant agrees at its sole cost and expense to comply with all present and future laws regarding the collection, sorting, separation and recycling of waste products, garbage, refuse and trash. Notwithstanding the foregoing, as of the Commencement Date, Landlord represents and warrants that the HVAC system serving the Premises will be in good operating condition, as evidenced by a certificate of inspection provided by Landlord’s HVAC contractor.

4.02 Landlord Repairs. Except in the case of damage by casualty as described in Section 4.05 below, and except as required to be repaired and maintained by Tenant under Section 4.01 above, Landlord shall, as a part of Operating Expenses, (i) repair, maintain and replace the roof, structure, foundation, gutters, downspouts, and the mechanical, electrical and HVAC systems serving the Common Areas of the Building, and (ii) clean, landscape, repair, maintain, and replace the Common Areas, and keep same reasonably free of snow, ice and other obstructions.

4.03 Initial Improvements. Landlord shall deliver the Premises and Tenant shall accept same with the Tenant Improvements and Landlord’s Initial Work Substantially Complete (as such terms are defined in Exhibit “B”), on the Commencement Date described in Section 1.24, or so soon thereafter as Landlord is able to deliver same. Landlord and Tenant acknowledge that Landlord’s obligation to make improvements or alterations to the Premises is limited to the Tenant Improvements and the Landlord’s Initial Work set forth on Exhibit “B,” it being expressly agreed that Landlord shall not be required to perform any other improvements whatsoever to the Premises. All other work necessary to improve, furnish, fixture, equip, stock, and decorate the Premises for Tenant’s Permitted Use shall be performed by Tenant, at its sole cost and expense, in accordance with Section 4.04 below. Tenant represents that it has thoroughly examined the Project (including without limitation the Premises and the Building) and is aware of, and accepts, the existing condition thereof, subject to completion of the Landlord’s Initial Work and the Tenant Improvements.

4.04 Tenant Alterations. Tenant shall not make any installations, alterations, improvements, or the like to the Premises without, in each case, first obtaining Landlord’s written consent which shall not be unreasonably withheld, conditioned or delayed, except as expressly set forth below. Landlord may grant or withhold its consent in its sole and absolute discretion in the case of any proposed installation, alteration, improvements, or the like which (i) may affect the structure of the Premises, or (ii) are on the exterior of the Premises, or (iii) require cutting or drilling into the Premises, or securing of any item to any part of the Premises, or penetrating the roof. Tenant shall immediately discharge any lien which is filed against the Premises or the Project as a result of work performed by or on behalf of Tenant. Subject to Section 4.10, Tenant shall not, without Landlord’s prior written consent, display any sign, logo, lettering, or the like on the outside of the Premises, or on the inside of the Premises in such a manner as to be visible from the outside. Notwithstanding the foregoing, Tenant shall be permitted to make cosmetic alterations or improvements to the Premises without Landlord’s prior consent to the extent that such alterations or improvements are of a non-structural nature, are not visible from the exterior of the Premises or the Building, do not affect the HVAC system or other Building systems, and do not cost more than $50,000.00 per year in the aggregate, provided that all such work is coordinated with Landlord’s property manager, performed in accordance with the Rules and Regulations and all applicable code requirements by contractors that meet the Landlord’s requirements for contractors performing work at the Project, such requirements being attached hereto as Exhibit “E” (the “Contractor Guidelines”).

4.05 Restoration after Damage by Casualty. If this Lease is not terminated in accordance with Section 4.06 below, and subject to Landlord’s ability to obtain the necessary permits, if the Premises are damaged or destroyed by fire or other casualty insured against by Landlord (“Casualty”) and not caused by the negligence of Tenant or those over whom it exercises control, Landlord shall diligently commence to settle its insurance claims and restore the Premises, but shall not be obligated to expend an amount in excess of the insurance proceeds recovered. However, Landlord shall not be obligated to restore any improvements, furniture, fixture, equipment or other property that is not Landlord’s property. Upon notification that Landlord’s restoration work is substantially complete Tenant shall forthwith complete the restoration of its improvements (but shall not be entitled to any allowance, abatement, or other inducement or concession that may have been available in connection with the original construction of the Premises) and shall reopen in the whole of the Premises fully fixtured, stocked, and staffed within ninety (90) days of Landlord’s notice. If the Premises are damaged by a Casualty to the extent of complete or partial untenantability, all rents (except for Utilities) shall abate proportionately from the date of the Casualty until the Premises are substantially restored to the extent required of Landlord.

4.06 Termination after Damage by Casualty. Landlord shall have the right to terminate this Lease on notice to Tenant given within ninety (90) days of a Casualty if (i) insurance proceeds are unavailable or insufficient to restore the Premises as required of Landlord, or if Landlord’s mortgagee does not make them available for such restoration, (ii) the Premises have been materially damaged and there is less than two (2) years of the Term remaining on the date of the casualty, (iii) Landlord is not permitted by law to rebuild the Building or the Property in substantially the same form as existed before the fire or casualty, or (iv) more than forty (40%) of the Premises are damaged, or the Premises and/or the Building and/or the Project are damaged to such an extent as to make restoration uneconomical, and in such event the parties shall be relieved of any further obligation hereunder accruing after the termination date. In addition, if the Premises is so damaged that Landlord reasonably determines that rebuilding or repairs cannot be completed within one hundred eighty (180) days after the date of a Casualty, then Landlord will notify Tenant of such determination within forty-five (45) days of the date of such Casualty, and either party may, at its option, terminate this Lease by delivering written notice to the other party within fifteen (15) days of Landlord’s notice regarding such determination. In the event of any such termination, Rent will abate for the unexpired portion of the Term effective as of the date of such Casualty. Notwithstanding the foregoing, if the Casualty was caused solely by Tenant’s or Tenant’s Agents negligence or willful misconduct, Tenant shall not have the right to terminate the Lease.

4.07 Condemnation. If any of the Premises is taken or condemned to an extent that Tenant is unable to continue to use the Premises in the manner and for the purpose for which they were leased, either party shall have the option to terminate the Lease as to such Premises only, on notice given to the other within thirty (30) of notification of such taking, and such termination shall be effective on the date on which Tenant is obligated to yield possession. All compensation awarded for such taking of the fee and the leasehold shall belong to the Landlord, but Landlord shall not be entitled to any portion of any award made separately to Tenant for the cost of removing its fixtures and inventory. Tenant shall have the right to make a separate claim as long as Tenant’s claim does not reduce the compensation available to Landlord.

4.08 ADA Compliance. Nothing contained in this Lease is intended to prevent or prohibit compliance by either party with Title III of the Americans With Disabilities Act of 1990 (“ADA”) nor is any provision of this Lease intended to violate ADA, and any provision that does so is hereby modified to allow compliance or deleted as necessary. Tenant shall be responsible for ensuring that the Premises complies with ADA throughout the Term. Landlord shall be responsible for ensuring that the Common Areas comply with ADA throughout the Term, subject to partial reimbursement as part of Operating Expenses. Notwithstanding the foregoing or any other provision of this Lease to the contrary, if ADA modifications to the Premises or the Common Areas are made necessary as a result of work that Tenant does in the Premises, that is done on Tenant’s behalf, or as a result of a permit application filed by Tenant, then the cost of such modifications shall be borne by Tenant. Tenant indemnifies Landlord and Landlord’s Agents for all costs, liabilities and causes of action occurring or arising as a result of Tenant’s failure to comply with ADA or as a result of any violation of ADA by Tenant or Tenant’s Agents, and, at Landlord’s option, Tenant will defend Landlord and Landlord’s Agents against all such costs, liabilities and causes of action. Breach of this Section 4.08 is a default under this Lease.

4.09 Mold. It is generally understood that mold spores are present essentially everywhere and that mold can grow in most any moist location. Emphasis is properly placed on prevention of moisture and on good housekeeping and ventilation practices. Tenant acknowledges the necessity of housekeeping, ventilation, and moisture control, especially in kitchens, janitor’s closets, bathrooms, break rooms and around outside walls, for mold prevention. Tenant agrees to maintain the Premises in a way that does not provide conditions for mold growth. Tenant agrees to immediately notify Landlord if mold, mildew or moisture conditions are observed and take prompt action to correct conditions which led to the mold growth. Landlord agrees to maintain the Common Areas in a way that does not provide conditions for mold growth.

4.10 Signs. Tenant, at its sole cost and expense, may install Building standard suite entry signage. In addition, Tenant, at Landlord’s sole cost and expense, shall be included on any future directional signage installed by Landlord at the Property. The location, quality, design, style, lighting and size of any signage shall be consistent with the Landlord’s Building standard signage program (if any), shall be compliant with all local government ordinances and shall be subject to Landlord’s prior written approval, which shall not be unreasonably withheld, conditioned or delayed. Any signs, notices, logos, pictures, names or advertisements which are installed and that have not been individually approved by Landlord may be removed by Landlord, without notice to Tenant, such removal to be at the sole expense of Tenant. Tenant may not install any signs on the roof of the Building or in the Common Areas. Subject to Landlord’s prior written approval with respect to size, location and design, and subject to compliance with all local government ordinances, Tenant may install a sign no more than 4’ tall and 20’ long on the exterior of the Building that is facing and visible from the most heavily trafficked road adjacent to the Project.

5.00 INSURANCE

5.01 Tenant’s Insurance. Tenant shall, at its own cost and expense, secure and maintain the following insurance with insurers reasonably acceptable to Landlord: (i) commercial property insurance written on a “special causes of loss” form providing fire and extended coverage insurance, including without limitation sprinkler damage, for the full replacement value of the contents of the Premises, including without limitation Tenant’s improvements, plate glass, furniture, fixtures, equipment and inventory; (ii) commercial general liability insurance including without limitation coverage for contractual liability covering Tenant’s obligations hereunder in which the limits of liability shall not be less than three million dollars ($3,000,000) per occurrence, for bodily injury and property damage; and (iii) such other insurance coverage, limits and/or endorsements as Landlord or any mortgagee of the Project may reasonably require from time to time. All such policies shall be primary and non-contributing with any coverage that Landlord may carry, shall name Landlord (and/or Landlord’s mortgagees and/or managing agent, if requested) as additional insured, and shall provide for Landlord to receive written notice at least thirty (30) days prior to any material alteration or cancellation. Such insurance may not be carried under a blanket policy or policies. The commercial general liability policy carried by Tenant shall be a no-deductible policy. Tenant shall furnish to Landlord from time to time upon ten (10) days request a current Certificate of Insurance, evidencing the coverage and endorsements above required, failing which Landlord shall have the right, but not the obligation, to purchase the required insurance on Tenant’s behalf and one hundred ten percent (110%) of the amount incurred shall be due from Tenant as Additional Rent.

5.02 Waiver of Subrogation. Each party hereby waives every right or cause of action for the events which occur or accrue during the Term for any and all loss of, or damage to, any of its property (whether or not such loss or damage is caused by the fault or negligence of the other party or anyone for whom said other party may be responsible), which loss or damage is covered (or would have been covered if such party had maintained the coverage required under this Lease) by valid and collectible commercial property insurance or similar policies covering real property, personal property or business interruption insurance policies, to the extent that such loss or damage is recovered (or would have been recovered if such coverage were in effect as required hereunder) under said insurance policies. Said waivers are in addition to, and not in limitation or derogation of, any other waiver or release contained in this Lease with respect to any loss or damage to property of the parties hereto. Each party will give its insurance carrier written notice of the terms of such mutual waiver, and the insurance policies will be properly endorsed to reflect a mutual waiver of subrogation.

5.03 Indemnification by Tenant. (a) Except for claims caused by Landlord’s negligence or willful misconduct, to the extent permitted by law, Landlord and Landlord’s Agents shall not be liable to Tenant, Tenant’s Agents, Tenant’s customers, clients, family members, assignees, subtenants or guests, or to any other person or entity for whom Tenant is responsible. Tenant shall indemnify, save harmless and defend Landlord and Landlord’s Agents from and against all claims, damages, costs, liabilities, losses and the like (including without limitation reasonable legal fees, court costs and the like) incurred in connection with loss of life, bodily injury and damage to property (including without limitation the property and person of Tenant and Tenant’s Agents) arising from or relating to any cause whatsoever, including but not limited to the following: (i) any occurrence in, on or about the Premises, and any loading platform or other area outside of the Premises allocated solely to Tenant’s use, except if directly and solely caused by the negligence or willful misconduct of Landlord or Landlord’s Agents, (ii) Tenant’s use or occupancy of the Premises, or (iii) any act or omission of Tenant, Tenant’s Agents, Tenant’s assignees, Tenant’s subtenants, or attributable to property of Tenant on the Common Areas. Except in the event of a holdover in the Premises beyond the expiration or earlier termination of the Term, Tenant shall have no liability for consequential, indirect or punitive damages, and Landlord waives any right it may have to claim same.

(b) Subject to the limitation on Landlord’s liability provided in Section 5.05, and except for any claims arising from the negligence or willful misconduct of Tenant or Tenant’s Agents, Landlord hereby indemnifies and agrees to hold Tenant and Tenant’s Agents harmless from and against any and all costs, penalties, damages, claims, causes of action, obligations, liabilities and expenses (including reasonable attorneys’ fees) (collectively, “claims”) suffered by or claimed against Tenant, directly and solely resulting from Landlord’s or Landlord’s Agents’ gross negligence or willful misconduct. Landlord shall have no liability for consequential, indirect or punitive damages, and Tenant waives any right it may have to claim same.

5.04 Landlord’s Liability Excluded. Notwithstanding anything to the contrary herein, Landlord shall have no liability whatsoever for any injury or death to persons or loss or damage to property caused by (i) fire, smoke, explosion, falling plaster, falling ceiling tiles, falling stucco, falling fixtures, steam, gas, fumes, vapors, electricity, water, rain, flood, snow, sleet, ice, dampness, sewer or down spout backups, or leaks, including without limitation from pipes, sprinklers, appliances, wiring, plumbing, roofs, windows, subfloors or ceilings, (ii) any third party including without limitation occupants of adjacent premises or property, or any private, public or quasi-public work, or (iii) the failure or interruption of any utility, trash removal or other service, whether provided directly by a third party or through Landlord, in each case unless directly and solely caused by the negligence of Landlord.

5.05 Landlord Exculpation. It is expressly understood and agreed that notwithstanding anything in this Lease to the contrary, and notwithstanding any applicable law to the contrary, the liability of Landlord and the Landlord’s Agents hereunder (including any successor landlord) and any recourse by Tenant against Landlord or the Landlord’s Agents shall be limited solely and exclusively to an amount which is equal to the interest of Landlord in the Project, and neither Landlord, nor any of the Landlord’s Agents shall have any personal liability therefor, and Tenant hereby expressly waives and releases such personal liability on behalf of itself and all persons claiming by, through or under Tenant.

5.06 Landlord’s Insurance. Landlord shall maintain throughout the Term insurance coverage on the Building in such amounts that are reasonably carried by owners of other comparable buildings in the Beltsville, Maryland submarket, including without limitation, commercial general liability insurance and 100% full-value replacement cost insurance on the Building and the structural improvements therein.

6.00 HAZARDOUS MATERIALS

6.01 Hazardous Materials Defined. “Hazardous Materials” shall mean any substance, chemical, waste, product or the like which now or in the future is identified as hazardous, toxic, dangerous or the like, or is regulated or otherwise subject to any Environmental Laws, including, but not limited to, asbestos, polychlorinated biphenyls, urea formaldehyde insulation, and any substance which requires reporting, registration, notification, removal, abatement or special treatment, storage, handling or disposal under any Environmental Laws. The term “Environmental Laws” shall mean all existing and future Federal, state and local laws, regulations, ordinances and the like relating to the environment, as amended from time to time. Environmental Laws currently include, but are not limited to, the following: the Resource Conservation and Recovery Act of 1976 (42 U.S.C. §§6901 et. seq.) (“RCRA”), the Comprehensive Environmental Response, Compensation and Liability Act of 1980 (42 U.S.C. §§9601 et. seq.) (“CERCLA”), the Emergency Planning and Community Right-to-Know Act of 1986 (42 U.S.C. §§11001, et. seq.) (“EPCRA”), the Occupational Safety and Health Act of 1970 (29 U.S.C. §§651 et. seq.) (“OSHA”) and the Toxic Substances Control Act (15 U.S.C. §§2601 et. seq.) (“TSCA”).

6.02 Environmental Compliance. Tenant will not use or permit the Premises to be used in violation of any Environmental Regulations (as defined below). Tenant assumes sole and full responsibility for, and will remedy at its cost, all such violations, provided that Tenant must first obtain Landlord’s written approval of any remedial actions, which approval Landlord may not unreasonably withhold. Tenant will not use, generate, release, store, treat, dispose of, or otherwise deposit, in, on, under or about the Premises, any Hazardous Materials (other than small amounts of paint, toner, and paint thinner which must be stored, used and disposed of in accordance with applicable Environmental Regulations), nor will Tenant permit or allow any third party to do so, without Landlord’s prior written consent. The foregoing shall not preclude Tenant from using materials commonly used in a business office setting, provided that Tenant properly uses, handles and disposes of the same in accordance with applicable law and the manufacturers instructions with respect thereto. Landlord’s election to conduct inspections of the Premises is not approval of Tenant’s use of the Premises or any activities conducted thereon, and is not an assumption by Landlord of any responsibility regarding Tenant’s use of the Premises or Hazardous Materials. Tenant’s compliance with the terms of this Section 6.02 and with all Environmental Regulations is at Tenant’s sole cost. Tenant will pay or reimburse Landlord for any costs or expenses incurred by Landlord, including reasonable attorneys’, engineers’, consultants’ and other experts’ fees and disbursements incurred or payable to determine, review, approve, consent to or monitor the requirements for compliance with Environmental Regulations, including, without limitation, above and below ground testing. Landlord and Landlord’s Agents are hereby authorized to enter upon the Premises for such purposes. Tenant will supply Landlord with historical and operational information regarding the Premises, including without limitation, all reports required to be filed with governmental agencies, as may be reasonably requested by Landlord to facilitate site assessment, and will make available for meetings with Landlord or Landlord’s Agents, appropriate personnel having knowledge of such matters. If Tenant fails to comply with the provisions of this Section 6.02, or if Landlord receives notice or information asserting the existence of any Hazardous Materials, Landlord has the right, but not the obligation, without in any way limiting Landlord’s other rights and remedies, to enter upon the Premises or to take such other actions Landlord deems necessary or advisable to clean up, remove, resolve, or minimize the impact of any Hazardous Materials on or affecting the Premises. Tenant shall pay to Landlord on demand as Additional Rent all reasonable costs and expenses paid or incurred by Landlord in the exercise of any such rights. Tenant will notify Landlord in writing, immediately upon the discovery, notice (from a governmental authority or other entity) or reasonable grounds to suspect, by Tenant, Tenant’s Agents, its successors or assigns the presence in the Premises or the Building of any Hazardous Materials or conditions that result in a violation of or could reasonably be expected to violate this Section 6.02, together with a full description thereof. “Environmental Regulations” means any law, statute, regulation, order or rule now or hereafter promulgated by any Governmental Authority, whether local, state or federal, relating to air pollution, water pollution, noise control or transporting, storing, handling, discharge, disposal or recovery of on-site or off-site hazardous substances or materials, as same may be amended from time to time. Tenant’s obligations pursuant to this Section 6.02 shall survive the expiration or earlier termination of the Lease.

6.03 Hazardous Materials Indemnification. Tenant shall indemnify, defend, and hold harmless Landlord, Landlord’s Agents, the manager of the Building, and their respective officers, directors, beneficiaries, shareholders, partners, agents, and employees from all fines, suits, procedures, claims, and actions of every kind, and all costs associated therewith (including attorneys’ and consultants’ fees) arising out of or in any way connected with any deposit, spill, discharge, or other release of Hazardous Materials by Tenant or Tenant’s Agents that occurs during the Term of this Lease, at or from the Premises, or which arises at any time from Tenant’s use or occupancy of the Premises, or from Tenant’s failure to provide all information, make all submissions, and take all steps required by all governmental authorities under the CERCLA and all other environmental laws. Tenant’s obligations and liabilities under this Section 6.03 shall survive the expiration of this Lease.

6.04 Landlord Representation. To the best of Landlord’s knowledge as of the date this Lease is executed by Landlord: (i) the Premises are not contaminated by any Hazardous Materials; and (ii) the Premises are not in violation of any Environmental Regulations. During the Term, Landlord agrees to correct any violations of the Environmental Regulations with respect to the Premises to the extent such violations existed as of the Commencement Date. In addition, provided the same is not attributable to Tenant or Tenant’s Agents, Landlord agrees to correct or cause to be corrected any violations of the Environmental Regulations with respect to the Common Areas of the Project.

7.00 SUBLETTING AND ASSIGNING

7.01 Transfer of Premises. (a) Tenant shall not assign this Lease or sublease, or grant a license or concession, or otherwise transfer the whole or any part of any Premises (except to an Affiliate of Tenant (hereinafter defined)) without the prior written consent of Landlord in each case, which consent shall not be unreasonably withheld, conditioned or delayed. Any request to transfer this Lease or any portion of the Premises shall be accompanied by a check in the amount of one thousand dollars ($1,000.00) to help defray the cost of reviewing same. It shall not be unreasonable for Landlord to withhold consent if (i) Tenant is in default of the Lease beyond any applicable cure period, (ii) the proposed transfer would violate a provision of another lease or agreement at or applicable to the Project, (iii) the proposed use is not permitted under this Lease or would increase parking or utility requirements, (iv) the proposed transferee is not sufficiently creditworthy; or (v) any other material factor exists which would make Landlord’s refusal reasonable under the circumstances. Tenant’s request for consent shall be accompanied by sufficient documentation to allow Landlord to make a decision based on the foregoing factors. If the proposed assignment or sublet is for the remainder of the Term or is for greater than fifty percent (50%) of the Premises and is not to an Affiliate of Tenant or the result of a merger or sale, then Landlord shall have the right to recapture the Premises proposed for transfer by written notice to Tenant given within fifteen (15) days of the request for consent, but Landlord’s failure to exercise this right shall not constitute a consent to the transfer. In the case of each transfer, Tenant shall cure any outstanding defaults prior to the transfer date, and remain jointly and severally liable with the transferee for the full and timely performance of each and every term, covenant and condition of Tenant under the Lease. All cash or other proceeds whatsoever payable by or on behalf of a transferee of this Lease or the Premises, whensoever same may be payable, shall be deemed to be rent, and 50% of any such rent in excess of the rentals payable by Tenant hereunder (determined net of Tenant’s reasonable expenses including but not limited to brokerage, legal, architectural and improvements costs associated with such transaction) shall promptly be paid to Landlord.

(b) Notwithstanding any provision hereof to the contrary, Tenant may assign or sublet the Premises (“Permitted Transfer”), or any portion thereof, without Landlord’s consent, to an “Affiliate of Tenant” (as defined below) provided that said assignee or subtenant assumes, in full, the obligation of Tenant under the Lease, further provided however, that: (i) any assignee has a financial net worth equal to or greater to the financial net worth of Tenant at the time this Lease is executed; (ii) Tenant shall not be in material default under the Lease beyond the applicable cure period (if any) at the time of any such Permitted Transfer; (iii) Tenant shall remain fully liable pursuant to the terms and conditions of the Lease, jointly and severally with the assignee/subtenant permitted hereby; and (iv) Tenant shall provide Landlord with evidence of the assignee or subtenant’s financial net worth along with written notice of the assignment or sublease and a copy of the assignment or sublease documenting the Permitted Transfer within five (5) business days from the date of the Permitted Transfer and shall, at all times, be obligated to ensure that proper insurance coverage is in place. For the purposes of this Article 7.00, an Affiliate of Tenant shall mean: (i) any entity that prior to and following the effective date of the proposed assignment or sublease, directly or indirectly, controls, is controlled by or is under common control with Tenant; (ii) any entity into which or with which Tenant is merged or consolidated or which is merged or consolidated into or with Tenant; (iii) any entity which acquires all or substantially all of the stock or assets of Tenant; and (iv) any entity which acquires a controlling interest in the stock or partnership interests of Tenant. For purposes of this definition, “control” means possessing the power to direct or cause the direction of the management and policies of the entity by the ownership of a majority of the voting securities of the entity.

7.02 Transfer Defined. The term “transfer” in Section 7.01 above shall include (i) if Tenant is a partnership, a withdrawal or change (voluntary, involuntary, or by operation of law, whether accomplished by a single transaction or a series of transactions) of any partner owning twenty percent (20%) or more of the partnership, or a dissolution or liquidation of the partnership, (ii) if Tenant is a corporation, any dissolution, consolidation or other reorganization of Tenant, or the transfer of a controlling interest of the capital stock of Tenant (whether accomplished by a single transaction or a series of transactions), or (iii) any management arrangement by which operational control is transferred to a person other than Tenant. Notwithstanding the foregoing, provided Tenant is a publicly traded company, then the transfer of a controlling interest of the capital stock of Tenant (whether accomplished by a single transaction or a series of transactions) shall not be deemed a transfer under this Lease.

7.03 Subordination/Estoppel Certificates. This Lease is and shall be subordinate to all ground leases, mortgages, trust deeds or other financing or, refinancing instruments that may now or in the future be placed on the Project, and to all renewals, replacements, and extensions of same and Tenant shall attorn to any purchaser, to the purchaser at any foreclosure, or to the grantee of a deed in lieu of foreclosure, and recognize such purchaser or grantee as Landlord under the Lease. Such subordination is self-operative, and no further instruments shall be required to effect same. However, if requested by Landlord, Tenant shall promptly from time to time, within ten (10) business days of request, execute a confirmation of such subordination in the form reasonably required by Landlord. If any ground lessor, mortgagee or trustee notifies Tenant that it elects to have the Lease be a prior lien, then this Lease shall be deemed to be prior in lien to such ground lease, mortgage or trust deed. Tenant shall, within ten (10) business days of request, deliver to Landlord, or to any party providing financing to Landlord, or to a prospective purchaser, information reasonably required by such party, including without limitation current financial statements (only to the extent such statements have been provided to the SEC if Tenant is a publicly traded company) and estoppel certificates in a form satisfactory to such party. Any such subordination or estoppel certificate, delivered pursuant hereto may be relied upon by any owner, prospective purchaser, mortgagee or prospective mortgagee of the Building, the Property, or the Project or Landlord’s interest therein. Landlord shall provide to Tenant with a subordination and non-disturbance agreement from Landlord’s current (as of the date this Lease is executed by Landlord) lender within ten (10) business days following the execution of this Lease by Landlord. Such subordination and non-disturbance agreement shall be on the lender’s standard form (the “Form SNDA”), attached hereto as Exhibit “G” and incorporated herein by this reference. Upon receipt of a written request from Tenant, Landlord shall use commercially reasonable efforts to obtain a non-disturbance agreement in Tenant’s favor from any subsequent lender on such lender’s standard form, provided that if such non-disturbance agreement is not received then Tenant shall not be obligated to deliver a subordination agreement to such lender.

8.00 DEFAULT

8.01 Default. Tenant shall be in “default” of this Lease whenever (i) Tenant fails to pay any Rent when due and such failure continues for five (5) days after written notice from Landlord; or (ii)Tenant fails to comply with any other term, covenant or conditions of the Lease and such failure continues for thirty (30) days after written notice from Landlord or, if such default is of a nature that the same cannot reasonably be cured within thirty (30) days, Tenant’s failure to commence to cure the default within said thirty (30) day period and thereafter diligently pursue a cure of such failure, provided that in no event shall Tenant be provided longer than ninety (90) days to cure any default, or (iii) Tenant fails to timely deliver any required subordination or estoppel certificate within the time limit specified by this Lease, or (iv) Tenant abandons the Premises and fails to pay Rent, or (v) a petition is filed by or against Tenant in bankruptcy, insolvency, for the appointment of a receiver or custodian, or an attachment or other judicial seizure is instituted against Tenant, or other act of bankruptcy or insolvency occurs involving the Tenant, or any steps are taken for the dissolution, winding up or liquidation of Tenant. Tenant hereby waives any present or future law requiring any notice to quit or of Landlord’s intention to re-enter.

8.02 Consequences of Default. If a default occurs, Landlord may, at its option, reenter the Premises without terminating the Lease, relet the Premises on Tenant’s behalf, and Tenant shall be responsible for the payment of any deficiency in the rent received by Landlord in accordance with the Lease, as well as all costs relating to recovery and reletting the Premises, including all leasing commissions, legal fees and costs plus all actual damages, but if Landlord does not relet the Premises Tenant shall continue to be responsible for the full payment of rentals in accordance with the Lease. In addition, Tenant shall be liable for (i) the unamortized portion of brokerage commissions paid in connection with this Lease; and (ii) the unamortized portion of the improvement allowance or the cost of the improvements made by Landlord, if any. Landlord shall not be required to serve further notice or resort to legal process prior to exercising its right of re-entry, and Tenant waives any available rights of redemption. Landlord shall also have the right to terminate this Lease and recover damages, even if Landlord has previously exercised its right of re-entry. If Landlord elects to terminate, Landlord shall be entitled to liquidated damages in an amount equal to: (i) all sums owing hereunder up to the date of termination; (ii) the unamortized portion of brokerage commissions paid in connection with this Lease; (iii) the unamortized portion of the improvement allowance or the cost of the improvements made by Landlord, if any; and (iv) accelerated rent discounted to present value using an interest rate of five percent (5%), provided that Landlord will forward to Tenant any net rentals received on reletting the Premises as they are received, provided that Landlord shall incur no liability, and Tenant’s obligations hereunder shall not be diminished, by virtue of Landlord’s failure to relet. The foregoing remedies are in addition to any other remedies available hereunder or at law.

8.03 Self-Help. Landlord shall also have the right, but not the obligation and without prejudice to any other right or remedy, to cure any default of Tenant on Tenant’s behalf, and one hundred five percent (105%) of the cost incurred shall be payable by Tenant on demand as Additional Rent. The failure to pay such amount when due shall constitute a monetary default.

8.04 No Implied Waivers. No waiver of any breach of a term, covenant or condition by either party shall be construed as a waiver of a subsequent breach of the same term, covenant or condition, or as a waiver of the term, covenant or condition itself. The consent or approval by either party to, or of, any act requiring such party’s consent or approval shall not be deemed to waive or render unnecessary the consent or approval of such party to, or of, any subsequent similar act. All rights and remedies set forth in this Lease are cumulative and in addition to any other available rights and remedies.

8.05 Waiver of Jury Trial. The parties hereby waive all rights to trial by jury in any action, proceeding or counterclaim brought by either of them against the other on any matters arising out of or in any way relating to this Lease, the relationship of landlord and tenant, and/or Tenant’s use or occupancy of the Premises.

8.06 Landlord Default; Tenant Remedies. Landlord shall be deemed in default of this Lease (a “Landlord Default”) if Landlord fails to perform any term, covenant or condition of Landlord under this Lease and fails to cure such default within a period of thirty (30) days after Landlord’s receipt of written notice from Tenant specifying such default (or if the default specified by Tenant is not capable of cure within such thirty (30)-day period, if Landlord fails, after notice from Tenant, to commence to cure such default and diligently to pursue completion of such cure during and within a reasonable time after such thirty (30)-day period).  Upon a Landlord Default, Tenant shall have the right to pursue all remedies available at law or in equity.  In addition, if Landlord fails to respond in any way to Tenant’s notice of a Landlord Default within thirty (30) days, and provided the Landlord Default affects the Premises directly, Tenant shall be entitled to send Landlord a second notice of such Landlord Default requesting that Landlord apprise Tenant of the status of Landlord’s actions to cure the Landlord Default, which second notice must include the following language in all caps: “FAILURE TO RESPOND TO THIS NOTICE WITHIN TEN (10) BUSINESS DAYS FROM THE DATE OF THIS NOTICE SHALL ENTITLE TENANT TO EXERCISE ITS SELF-HELP REMEDIES AS SET FORTH IN SECTION 8.06 OF THE LEASE.” If Landlord does not respond to Tenant within the ten (10) business days set forth above, Tenant may commence to cure the Landlord Default and may bill Landlord for the Tenant’s reasonable, actual, out-of pocket costs of curing the same, which amount shall be due and payable by Landlord to Tenant within thirty (30) days following Landlord’s receipt of Tenant’s invoice therefor.

9.00 MISCELLANEOUS

9.01 Notices. No notice, and no request, consent, approval, waiver or other communication which may be or is required or permitted to be given under this Lease shall be effective unless the same is given in the manner set forth in this Section 9.01. Each notice given pursuant to this Lease shall be given in writing and shall be (i) delivered in person, (ii) sent by nationally recognized overnight courier service, (iii) sent by certified mail, return receipt requested, first class postage prepaid, to Landlord or Tenant, as the case may be, at their respective notice addresses as set forth in Sections 1.07 and 1.20 herein, or at any such other address that may be given by one party to the other by notice pursuant to this Section 9.01. Such notices, if given as prescribed in this Section 9.01, shall be deemed to have been given (a) at the time of delivery if delivery is made in person, (b) on the next business day if deposited with a nationally recognized overnight courier service in time for next day delivery, (c) on the third business day following the date of mailing if mailed, or (d) at the time of attempted delivery if delivery is refused or cannot be effected at the addressee’s address (as evidenced in writing). Rent payments shall be sent to Landlord’s Payment Address, as set forth in Section 1.08. During any interruption in regular postal services, all notices shall be delivered personally or by nationally recognized overnight courier service.

9.02 Successors and Assigns and Landlord’s Liability. This Lease shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, except that the original Landlord named herein and each successive owner of the Premises shall be liable only for obligations accruing during the period of its ownership; provided that nothing in this Section 9.02 shall be deemed to permit any Transfer in violation of Section 7.01 hereof. Whenever Landlord conveys its interest in the Building, provided that Landlord transfers or otherwise conveys the Security Deposit and any prepaid Rent to its successor, Landlord shall be automatically released from the further performance of covenants on the part of Landlord herein contained, and from any and all further liability, obligations, costs and expenses, demands, causes of action, claims or judgments arising from or growing out of, or connected with this Lease after the effective date of said release. The effective date of said release shall be the date the assignee of Landlord executes an assumption to such an assignment whereby the assignee expressly agrees to assume all of Landlord’s obligations, duties, responsibilities and liabilities with respect to this Lease. If requested, Tenant shall execute a form release and such other documentation as may be required to further effect the foregoing provision. The liability of Landlord for Landlord’s obligations under this Lease shall not exceed and shall be limited to Landlord’s interest in the Project and Tenant shall not look to any other property or asset of Landlord, Landlord’s Agents or representatives in seeking either to enforce Landlord’s obligations under this Lease or to satisfy a judgment for Landlord’s failure to perform such obligations. No other properties or assets of Landlord, and no properties or assets of Landlord’s Agents or representatives shall be subject to levy, execution or other enforcement procedures for the satisfaction of any judgment (or other judicial process) or for the satisfaction of any other remedy of Tenant arising out of or in connection with this Lease, the relationship of Landlord and Tenant or Tenant’s use of the Premises, and if Tenant shall acquire a lien on or interest in any other properties or assets by judgment or otherwise, Tenant shall promptly release such lien on or interest in such other properties and assets by executing, acknowledging and delivering to Landlord an instrument to that effect prepared by Landlord’s attorneys.

9.03 No Offer. The submission of this Lease for examination does not constitute a reservation of, or option for, the Premises, and this Lease shall become effective only upon execution and delivery by and to all parties hereto.

9.04 Attorney’s Fees. In the event of the employment of an attorney (excluding Landlord’s in-house attorneys) by the Landlord because of the violation by the Tenant of any term or provision of this Lease, including non-payment of rent as due, the Tenant shall pay and hereby agrees to pay reasonable attorney’s fees and all other costs incurred therein by the Landlord. In addition, if either party commences litigation against the other for the specific performance of this Lease, for damages for the breach hereof or otherwise for enforcement of any remedy hereunder, or for declaratory relief hereunder, the prevailing party shall be entitled to recover from the other party such costs and reasonable attorneys’ fees as may have been incurred, including any and all costs incurred in enforcing, perfecting and executing such judgment.

9.05 Interpretation. This Lease shall be construed in accordance with the laws of the state or commonwealth in which the Project is located, without reference to its conflict of laws provisions. To the extent required under applicable law to make this Lease legally effective, this Lease shall constitute a Deed of Lease executed under seal. The section headings contained in this Lease are for convenience only and shall not enlarge or limit the scope or meaning of the various and several sections hereof. Words of any gender used in this Lease shall include any other gender, and words in the singular number shall be held to include the plural, unless the context otherwise requires. Every agreement contained in this Lease is, and shall be construed as, a separate and independent agreement. If any term of this Lease or the application thereof to any person or circumstances shall be invalid and unenforceable, the remainder of this Lease, or the application of such term to persons or circumstances other than those as to which it is invalid or unenforceable, shall not be affected. The parties acknowledge and agree that neither this Lease nor any of its provisions shall be interpreted against a party by virtue of such party having drafted the Lease or the provision. Time shall be of the essence of this Lease.

9.06 Amendments. This Lease and its exhibits may be amended or modified only by a written instrument duly executed by each of the parties hereto prior to or as of the effective date of any such amendment or modification.

9.07 Brokerage. Each of the parties hereto represents and warrants that there are no brokerage commissions or finder’s fees of any kind due to anyone other than to UGL Equis and First Potomac Management LLC, which brokers shall be paid by Landlord pursuant to a separate agreement. Each party agrees to defend and indemnify the other against, and hold it harmless from, all liabilities arising from any claim for brokerage compensation from any other party including, without limitation, the cost of counsel fees in connection therewith.

9.08 Entire Agreement. This Lease and its exhibits contains the entire and final agreement of and between the parties, and the parties shall not be bound by any statements, conditions, representations, inducements or warranties, oral or written, not herein contained.

9.09 Force Majeure. If either party is unable to fulfill any obligation hereunder (other than Tenant’s obligation to pay all items of Base Rent and Additional Rent which shall not be covered by this Section 9.09), or is delayed in so doing, by reason of war, civil unrest, strike, labor troubles, inability to procure services, materials, permits or licenses, unusually inclement weather, governmental delays, acts of God, or any other cause beyond the reasonable control of such party, the time within which such party would otherwise have been obligated to fulfill such obligation shall be extended for a period equal to the period of such delay.

9.10 Authority. The parties hereby each represent that each is duly organized and legally existing in the state or commonwealth of its organization and is qualified to do business in the state or commonwealth in which the Premises are located. If there is more than one Tenant, or if Tenant is comprised of more than one party or entity, the obligations imposed upon Tenant shall be joint and several obligations of all the parties and entities. Each of the undersigned represents and warrants that he/she has the power, authority and legal right to bind the corporation he/she purports to represent to the terms of this Lease by his/her signature hereto.

9.11 Mortgagees’ Approval. If Landlord’s current or future mortgagee shall require modifications of the terms and provisions of this Lease Tenant agrees to execute and deliver to Landlord the agreements required to effect such Lease modifications within thirty (30) days after Landlord’s request therefore. In no event, however, shall Tenant be required to agree to modify any provision of this Lease relating to the amount of Rent, Additional Rent or other charges reserved herein, the size and/or general location of the Premises, or the Term.

9.12 Parking. Tenant shall have the right to park in the Building and/or Project parking facilities in common with other tenants of the Building and/or Project upon such terms and conditions as established by Landlord. Tenant shall be entitled to use up to three hundred twenty-nine (329) individual, non-stacked, unreserved parking spaces in the Building and/or Project parking facilities, plus six (6) individual, non-stacked, reserved parking spaces in the Building and/or Project parking facilities (such reserved parking spaces to be in a mutually-agreeable location near the Premises) based on a ratio of 3.6 spaces per 1,000 square feet of rentable area. Prior to the Commencement Date, Landlord shall add striping to the loading area behind the Building to increase the number of Building parking spaces. Tenant agrees to cooperate with Landlord and other tenants in use of the parking facilities. Landlord reserves the right in its reasonable discretion to determine whether the parking facilities for the Building and/or Project are properly used or are becoming overburdened and to allocate and assign parking spaces in the Building and/or Project parking facilities among Tenant and other tenants, and to reconfigure the parking area and modify the existing ingress and egress from the parking areas as Landlord shall deem appropriate, provided such modifications do not reduce the number of parking spaces available to Tenant in the Building and/or Project parking facilities below the three hundred thirty-five (335) spaces provided for herein. In addition to the three hundred thirty-five (335) spaces provided in this Section 9.12, if Tenant exercises any of the Expansion Rights set forth in this Lease, then Tenant shall have the right to use an additional number of spaces proportionate to the additional square footage, based on a ratio of 3.6 spaces per 1,000 square feet of rentable area.

9.13 No Liens. Landlord’s title is and always will be paramount to the title of Tenant, and Tenant will not do or be empowered to do any act which encumbers or may encumber Landlord’s title or subjects the Premises or the Building or any part of either to any lien. Tenant must immediately remove any and all liens or encumbrances which are filed against the Premises or the Building as a result of any act or omission of Tenant or Tenant’s Agents. If Tenant fails to remove any such lien within ten (10) days of receipt of notice thereof, then Landlord may, but is not obligated to, remove such lien, and Tenant shall pay all costs of removal or bonding the lien, plus interest at the rate of 12% per annum from the date expenses shall be incurred by Landlord until paid to Landlord upon demand.

9.14 Financial Statements. Tenant, upon written request by Landlord (but, provided Tenant is not in monetary or material default hereunder (beyond the applicable notice and cure period, if any), not more than once per calendar year), will provide Landlord with a copy of its current financial statements consisting of a balance sheet, an earnings statement, statement of changes in financial position, statement of changes in Tenant’s equity, and related footnotes, prepared in accordance with generally accepted accounting principles. Such financial statements must be either certified by a certified public accountant or sworn to as to their accuracy by Tenant’s most senior official and its chief financial officer. The financial statements provided must be as of a date not more than twelve (12) months prior to the date of request. All of Tenant’s financial statements given to Landlord shall be held in confidence, but may be shared with Landlord’s officers, directors, shareholders, employees, attorneys, accountants, business consultants or lenders on a need to know basis only, and may be disclosed pursuant to a judicial or governmental decree or order requiring disclosure. Notwithstanding the foregoing, provided Tenant is either: (i) a publicly traded company; or (ii) a wholly-owned subsidiary of a publicly traded company which consolidates its financials with the publicly traded parent company, then Tenant will not be required to provide the financial statements required by this Section 9.14. The original named Tenant is a publicly traded company (trading symbol “VOCS”).

9.15 Net Lease. Tenant acknowledges and agrees that it is intended that this is a net lease that is completely carefree to Landlord, except as expressly set out in this Lease; that, except as expressly set forth in this Lease, Landlord is not responsible during the Term for any costs, charges, expenses, and outlays of any nature whatsoever arising from or relating to the Premises, or the use and occupancy thereof, or the contents thereof, or the business carried on therein; and Tenant shall pay all charges, expenses, costs, and outlays of every nature and kind relating to the Premises except as expressly set out in this Lease. Landlord is not and shall not be required to render any services of any kind to Tenant except as specifically set forth in this Lease.

9.16 Reservations by Landlord. In addition to other rights conferred by this Lease or by law, Landlord reserves the right, to be exercised in Landlord’s sole discretion, to: (a) change the name of the Building; (b) change entrances and exits to the parking lot adjacent to the Building; (c) install and maintain a sign or signs on the exterior or interior of the Building; (d) change the street address of the Building, but only if such change is required by a government agency; (e) designate all sources furnishing signs, sign painting and lettering for use in the Building; (f) take all measures as may be necessary or desirable for the safety and protection of the Premises or of the Building; (g) sell or mortgage the Building and assign this Lease in connection therewith; (h) issue pass keys to the Building or the Premises if reasonably necessary and provided Tenant is notified in advance of any such issuance of a key to the Premises; (i) repair, improve, or build adjacent to the Building; (j) run necessary pipes, conduits and ducts through the Premises; (k) carry on any work, repairs, alterations or improvements in, on or about the Building or in the vicinity thereof and, during the continuance of any such work, to temporarily close doors, entryways, public space and corridors in the Building; and (l) interrupt or temporarily suspend Building services and facilities provided the same does not unreasonably disrupt Tenant’s business operations. This paragraph is not to be construed to diminish the obligations of Tenant provided herein, nor to create or increase any obligation on the part of Landlord with respect to repairs or improvements. Landlord will use commercially reasonable efforts to minimize any interference with Tenant’s business caused by the exercise by Landlord of its rights set forth in this Section 9.16. However, the same shall in no way obligate the Landlord to exercise any such rights during non-business hours, and except as expressly provided herein, neither Landlord nor Landlord’s Agents will be liable to Tenant or Tenant’s Agents for any inconvenience, interference, annoyance, loss or damage resulting from Landlord’s exercise of its rights hereunder, including any work done in or upon the Premises or any portion of the Building or adjacent grounds.

9.17 Expansion Rights. (a) Right of First Offer for Other Space in the Project. Subject to the terms of this Section 9.17 and any renewal, expansion or other leasing rights of other tenants in the Project existing as of the date of this Lease and any rights of future tenants in the Offer Space (hereinafter defined), so long as Tenant is then leasing and occupying at least thirty-five percent (35%) of the entire Premises, Tenant shall have an one-time Right of First Offer with respect to any space located in the Project (the “Offer Space”) if the same becomes available for leasing during the initial Term of this Lease (it being the intent that the Right of First Offer set forth herein shall be of no further force and effect during any Option Term or other extension of the Lease). Landlord shall not have any obligation to take action to regain possession of any portion of the Offer Space for the purpose of offering the same to Tenant until the expiration or termination of all other tenants’ rights thereto (including renewal rights). Landlord will notify Tenant if such Offer Space becomes available for leasing during the initial Term and the terms on which said Offer Space may be leased by Tenant (“Offer Notice”), which terms will be consistent with the terms at which similar space is being offered by Landlord in the Project for similar length of term and consistent with then applicable market conditions for comparable space in the Beltsville, Maryland submarket. Tenant will have ten (10) business days following delivery of such Offer Notice during which to notify Landlord in writing of Tenant’s intent to lease the available Offer Space described in Landlord’s Offer Notice or to reject leasing the same. Tenant’s failure to timely exercise its Right of First Offer within said ten (10) business day period shall be deemed an absolute waiver by Tenant of its right to lease said Offer Space. Upon Tenant’s rejection (or deemed rejection) of the Offer Space specified in Landlord’s Offer Notice, Landlord shall be free to lease said Offer Space to any other person or entity upon such terms as may be acceptable to Landlord and such third party.

(b) The foregoing expansion rights shall be subject to satisfaction of the following conditions:

(i) at the time of the exercise of the applicable right and throughout the period prior to Landlord’s delivery of the Offer Space to Tenant, there is no existing outstanding default by Tenant which has not been remedied within the applicable cure period;

(ii) at the time of Landlord’s delivery of the Offer Space to Tenant, Tenant is in possession of and occupying at least thirty-five percent (35%) of the Premises; and

(iii) Tenant must lease the entire space specified in Landlord’s Offer Notice.

Landlord, in its sole and absolute discretion, may waive any of the foregoing conditions.

(c) If Tenant timely and properly exercises any of its rights hereunder, Tenant and Landlord shall execute an amendment to the Lease memorializing said expansion of the Premises and the terms applicable thereto. If Tenant fails to timely notify Landlord of its desire to exercise the Right of First Offer granted hereby, then Tenant shall be deemed to have conclusively waived such right.

9.18 Termination Option. (a) Tenant shall have a conditional one-time right to terminate this Lease effective as of the last day of the sixth Lease Year (“Early Termination Date”), which right shall be subject to, and must be exercised in accordance with, the terms and conditions of this Section 9.18. Said Termination Right shall be subject to and exercised in strict accordance with the terms set forth below. Tenant’s Termination Right shall be expressly subject to the satisfaction of all of the following conditions:

(i) Tenant notifies Landlord in writing of Tenant’s election to exercise such Right (“Termination Notice”) at least twelve (12) months prior to the Early Termination Date;

(ii) at the time of Tenant’s Termination Notice, there is no default, beyond the applicable notice and cure period (if any), by Tenant hereunder; and

(iii) Tenant’s Termination Notice is accompanied by payment to Landlord, as Additional Rent hereunder, of the Termination Fee (as defined below).

(b) The Termination Fee shall be equal to the sum of: (i) $839,790.00; and (ii) the unamortized Landlord’s Costs (defined below). For the purposes hereof, Landlord’s Costs shall mean: (A) brokerage fees incurred by Landlord in connection with this Lease or any future amendment to this Lease, and (B) the Tenant Allowance (hereinafter defined) and any other or future improvement allowance or improvement costs paid or incurred by Landlord with respect to the Premises or any additional spaced leased by Tenant pursuant to the Lease or any amendment hereto. For the purpose of determining the unamortized portion of the Landlord’s Costs, all such Landlord’s Costs, along with interest thereon at ten percent (10%) per annum, will be amortized on a straight line basis over the period beginning on the commencement date of Tenant’s Base Rent obligations with respect to any space (including the initial Premises) leased hereunder by Tenant, and ending on the Expiration Date (as defined in Section 1.24).

(c) If Tenant properly exercises the Termination Right and the conditions applicable thereto have been met, this Lease shall be deemed terminated on the Early Termination Date, Tenant shall return possession of the Premises to Landlord in broom clean condition and as otherwise required by the terms of this Lease, and the parties respective rights and obligations hereunder shall terminate, except for those obligations which accrue prior to such Early Termination Date and those rights and obligations which expressly, or by their nature, survive the termination of this Lease (including all indemnification obligations hereunder).

9.19 Roof Rights. (a) Tenant shall have the conditional right to install and maintain a reasonable number of communication dishes, supplemental HVAC units and satellite dishes, all for its own use (collectively the “Equipment”) on the roof of the Building in accordance with the terms of this Section.

(b) Prior to installing any such Equipment, Tenant shall submit detailed plans and specifications therefore to Landlord for its review. Said plans and specifications shall describe in detail the size, weight, color and configuration of the Equipment and any associated equipment (including cabling or other conduits between the Equipment itself and the Premises), the proposed location of the same on the roof of the Building, the manner in which the same shall be installed and removed, and the name and license number of the competent Maryland licensed contractor who will perform such installation. All such plans shall be subject to Landlord’s prior written approval, the size and location of such Equipment may be limited by Landlord in its reasonable discretion, and Landlord may request any reasonable additional changes to the plans and specifications, as Landlord, in its reasonable discretion, deems necessary to protect the structure and aesthetic appearance of the Building and/or Landlord’s ability to properly maintain and operate the Building. As a result, the design and installation of said Equipment shall be subject to the consistently applied design limitations of the Building and its structural, electrical and mechanical systems. No work may commence with respect to the installation of said Equipment until: (i) Landlord has provided Tenant with Landlord’s prior written approval of final plans therefore, and (ii) Tenant has provided Landlord with written proof that Tenant has obtained all licenses, permits and approvals from applicable government authorities necessary for the installation and operation of said Equipment.

(c) The installation, operation and maintenance of the Equipment shall, at all times, comply with all applicable present and future laws, ordinances (including zoning ordinances and land use requirements), regulations, orders or other legal requirements of the United States of America, the State of Maryland, and any other public or quasi public authority having jurisdiction over the Building and insurance requirements relating to or affecting the Premises, the Building, the condition thereof, all machinery, equipment and furnishings therein incident to Tenant’s occupancy of the Building and its use thereof. The Equipment shall be modified, removed or relocated (subject to Landlord’s prior written approval) from time to time by Tenant in order to ensure continued compliance with the foregoing requirements. Landlord’s approval of any plans and specifications shall in no way constitute a representation or warranty by Landlord that the same are in compliance with any of the foregoing requirements. The installation and subsequent maintenance of the Equipment shall be subject to such reasonable regulations and restrictions as are imposed thereon by Landlord. Tenant shall comply with all requirements of Landlord so as not to void Landlord’s roof warranty. In the event that the installation or maintenance of the Equipment results in damage to the Building or the Project, or Landlord incurs any liability relating to or arising from the same, Tenant agrees: (i) to pay Landlord on demand the costs incurred by Landlord in repairing any such damage, and (ii) to indemnify Landlord against any such liability.

(d) Tenant shall pay all costs associated with the design, installation, maintenance, operation, relocation and removal of the Equipment. Tenant shall reimburse Landlord, as additional rent, for any reasonable costs incurred by Landlord with respect to the Equipment, including but not limited to: (i) any increased insurance premiums incurred by Landlord, (ii) any third party engineering or architectural fees related to reviewing the aforesaid plans and specifications, it being agreed that Landlord will provide Tenant with an estimate of such fees prior to incurring the same and will allow Tenant to withdraw its request if Tenant desires in lieu of incurring such fees, and (iii) any reasonable legal fees (excluding fees attributed to Landlord’s in-house counsel) related to the review of the aforesaid requirements and Tenant’s compliance therewith. Tenant hereby indemnifies and holds Landlord harmless from and against any claims, liabilities, causes of action, losses, damages and costs incurred by Landlord as a result of the installation, operation, maintenance, relocation or removal of the Equipment. Tenant covenants not to damage the roof or any other part of the Building or the Project in the course of installing, maintaining and removing the Equipment. Except as expressly set forth in the approved plans therefore, no such installation, maintenance or removal of the Equipment shall involve any penetration of the Building’s roof or exterior walls.

(e) Tenant covenants that the installation, maintenance, operation, relocation and removal of the Equipment shall in no way interfere with Landlord’s operation of the Building’s systems or with other tenant’s use of their premises or operation of their equipment within the Project. In the event of any such interference, the Equipment shall be modified, removed or relocated (subject to Landlord’s prior written approval) from time to time by Tenant. Landlord shall have the right to require Tenant to temporarily relocate the Equipment in order to allow Landlord to complete repairs, maintenance or modification of the Building. In exercising its rights set forth in the immediately preceding sentence, Landlord will use reasonable efforts to minimize any interference with Tenant’s use of the Equipment.

(f) Tenant shall use any such communications equipment for internal corporate purposes only. No Equipment which Tenant is permitted to install on the roof of the Building in accordance with the terms of this Section shall be utilized by anyone other than Tenant or in any manner as a source of revenue to Tenant.

(g) The maintenance and operation of the Equipment shall be at Tenant’s sole risk, and any damage to the Equipment will in no way operate to affect Tenant’s obligations under this Lease. Similarly, any condemnation or other governmental action which affects Tenant’s ability to maintain and operate the Equipment shall in no way affect Tenant’s obligations under this Lease, except as set forth below. In the event that any applicable government authority or other legal requirement prevents Tenant from operating or maintaining the Equipment, Tenant shall promptly remove the same. The rights of Tenant set forth in this Section are personal to the named Tenant herein and may not be assigned, sublet or otherwise transferred to any third person or entity (notwithstanding a permitted assignment, sublease or other transfer of Tenant’s other rights hereunder) except to an Affiliate of Tenant (as defined in Section 7.01 hereof). Prior to the expiration or termination of the Term, if required by Landlord at the time that consent to the installation of such Equipment is granted, Tenant shall remove the Equipment from the Building and restore the same to its condition prior to the installation thereof. Tenant’s failure to so remove the same shall constitute a default subject to Article 8.00 of this Lease.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF the said parties have hereunto signed their names and affixed their seals on the day and year hereinbefore written.

ATTEST/WITNESS:	LANDLORD:

Indian Creek Investors, LLC,
a Maryland limited liability company
By: FP Indian Creek, LLC,
its Sole Member
By: First Potomac Realty Investment Limited
Partnership, its Sole Member
By: First Potomac Realty Trust,
its General Partner

/s/ Nicholas Smith	By: /s/ James H. Dawson

Name: James H. Dawson

Title: Executive VP, COO

Date: 3/30/10

ATTEST/WITNESS:	TENANT:
Vocus, Inc.,
a Delaware corporation
/s/ Kristie W. Scott—	By: /s/ Stephen A. Vintz

Name: Stephen A. Vintz

Title: Chief Financial Officer

Date: 3/29/10

EXHIBIT “A”

PREMISES

AREA [A] INCLUDES 207 SQFT CORE

93,000 TOTAL SQUARE FEET

BUILDING KEY PLAN

= FIELD MEASURED

LOADING
A
B
C
D
E
F
G
H
J
K
L
M
N
SUITE A-B
13,564 TOTAL SQFT
NEEDS TO BE FIELD VERIFIED
SUITE C
11,056 TOTAL SQFT
FIELD VERIFIED
SUITE D
10,177 TOTAL SQFT
FIELD VERIFIED
SUITE E
8,023 TOTAL SQFT
FIELD VERIFIED
SUITE F-N
50,161 TOTAL SQFT
FIELD VERIFIED

© FIRST POTOMAC MANAGEMENT LLC, ALL RIGHTS RESERVED. THIS MATERIAL MAY NOT BE REPRODUCED, DISPLAYED, MODIFIED OR DISTRIBUTED WITHOUT THE EXPRESS PRIOR WRITTEN PERMISSION OF THE COPYRIGHT HOLDER.

FIRST POTOMAC
REALTY TRUST
www.First-Potomac.com

INDIAN CREEK
12051 INDIAN CREEK COURT
BELTSVILLE, MD 20705

EXHIBIT “B”

CONSTRUCTION AGREEMENT

This Construction Agreement (“Work Agreement”) is attached to and made a part of the Deed of Lease (the “Lease”), by and between Indian Creek Investors, LLC (“Landlord”), and Vocus, Inc. (“Tenant”) dated March 30, 2010. The terms used in this Exhibit that are defined in the Lease shall have the same meanings as provided in the Lease.

1.	General

1.1 Purpose. This Work Agreement sets forth the terms and conditions governing the design, permitting and construction of the improvements to be installed in the Premises.

1.2 Tenant’s Representative. Tenant acknowledges that Tenant has appointed Rick Rudman as its authorized representative (“Tenant’s Representative”) with full power and authority to bind Tenant for all actions taken with regard to the “Tenant Improvements” (defined below). Tenant may change the Tenant’s Representative by providing Landlord with written notice identifying a new Tenant’s Representative and providing an effective date following which the existing Tenant’s Representative will be replaced with the new Tenant’s Representative. Landlord shall not be obligated to respond to or act upon any plan, drawing, change order, approval request, or other matter relating to the Tenant Improvements until it has been executed by Tenant’s Representative. Tenant’s Representative shall not be authorized to direct any of Landlord’s vendors or contractors with respect to the Tenant Improvements. In the event that any of Landlord’s vendors or contractors performs any such work under the direction of Tenant’s Representative, then Landlord shall have no liability for the cost of such work, any delay that may result from such work, or any other problem in connection with such work.

1.3 Leasehold Improvements.

(a) Existing Building Systems: Landlord reserves the right, without the consent of Tenant, to make changes and modifications to the base building systems located in the Premises provided that such changes do not change the character of the Building. Landlord shall, at its sole cost and expense, provide CAD drawings of the base building improvements and the existing conditions thereof to Tenant’s Representative.

(b) New Improvements: In accordance with this Work Agreement, Landlord shall construct and install, at Tenant’s sole expense (but subject to application of the Tenant Allowance provided for in Section 6 below), all improvements, materials, finishes, equipment and other installations in the Premises as are mutually agreed upon by Landlord and Tenant and shown in the “Tenant Plans” described in Section 2.1 below (the “Tenant Improvements”). Landlord and Tenant acknowledge that Landlord’s obligation to make improvements or alterations to the Premises is limited to the Tenant Improvements shown on the Tenant Plans and the Landlord’s Initial Work set forth in Section 10 below.

2. Design of Tenant Improvements

2.1 Tenant Plans. The Tenant Plans shall consist of the following:

(a) Space Plan: A plan for the Premises showing, among other things, the partition layout, door locations, and other general details of the Tenant Improvements (the “Space Plan”).

(b) Construction Drawings and Specifications: For the purposes of this Lease, “Construction Drawings” shall mean all construction working drawings, mechanical, electrical and other technical specifications, finishing details (including wall finishes and colors), details for the installation of technical and mechanical equipment, and other plans and information showing or specifying the Tenant Improvements. Tenant shall retain a licensed, reputable architect (“Tenant’s Architect”), subject to Landlord’s approval, which shall not be unreasonably withheld, conditioned or delayed, to prepare the Construction Drawings. OTJ Architects has been approved by Landlord as Tenant’s Architect.

2.2 Time Periods for Design of Tenant Plans. The following maximum time periods shall be allowed for the following matters:

Matter#	Action to be taken	Maximum Time Period*
1	Landlord submits base Building CAD to Tenant	5 days (already complete)

2	Tenant submits Space Plan to Landlord	By April 30, 2010 (hard date)

3	Landlord provides written approval/comments on Space Plan	Within 3 business days of 2

4	Tenant provides annotated Space Plan to Landlord for pricing	Within 3 business days of 3

5	Landlord provides pricing estimates from 4 GC’s to Tenant	Within 2 weeks of 4

6	Tenant reviews and approves Landlord pricing targets	Within 3 business days of 5

7	Tenant provides Landlord with CD’s for Landlord approval	Within 8 weeks of 6

8	Landlord provides written comments on CD’s (3rd Party Peer review of CD’s)	Within 5 days of 7

9	Tenant updates CD’s and provides revised CD’s to Landlord for final approval	Within 5 days of 8

10	Landlord provides Tenant APPROVAL LETTER on construction documents	Within 3 business days of 9

11	Landlord applies for building permits with PG County	within 2 days of complete CD’s

12	Landlord sends out RFP to qualified bidders	within 2 days of complete CD’s.

13	Landlord presents RFP bid analysis to Tenant	Within 3 weeks of 12

14	Tenant reviews/rejects bid recommendation	Within 1 week of 13

15	Landlord provides value-engineered pricing to Tenant	Within 1 week of 14

16	Tenant approves final value-engineered pricing	Within 2 days of 15

17	Tenant pays Excess Costs to Landlord	Within 1 week of being billed

18	Commencement of construction from receipt of permit	Within 5 days provided Excess Costs have been paid in full

19	Substantial Completion	Estimated February 15, 2011

*Except as expressly set forth above, the term “days” in the above schedule means calendar days.

Once the Lease has been executed, Landlord and Tenant intend for each deadline expressed in this Work Agreement to bind the parties even if any such deadline is before the date the Lease is executed.

2.3. Approvals by Landlord.

(a) Promptly after preparation by the Tenant’s Architect, Tenant shall submit the Construction Drawings to Landlord. All Construction Drawings shall be subject to Landlord’s prior written approval. Such approval shall not be unreasonably withheld, conditioned, or delayed. Approval of the drawings is limited to the Tenant Improvements not impacting the base Building and/or maintenance of new or existing operating systems associated with the Property. Approval of the actual design (including code compliance), construction, workmanship, and/or finish application is the responsibility of the Tenant. Drawings are subject to peer review by Landlord’s consultant at Landlord’s sole expense.

(b) Except as expressly provided above, Landlord shall approve or disapprove the Construction Drawings, or any modifications of these materials, within three (3) business days following Landlord’s receipt of the materials in question. In the event that Landlord disapproves the Construction Drawings, or any modifications, within three (3) business days after receipt, Tenant shall modify the disapproved Construction Drawings to satisfy Landlord’s objections and shall resubmit such Construction Drawings to Landlord within three (3) business days after receipt of Landlord’s objections, and the timeframes for review set forth in the previous sentences shall apply to Landlord’s review of any revised Construction Drawings.

(c) Any changes, additions, or deletions that Tenant desires to make to the Construction Drawings or Tenant Improvements after approval of the Construction Drawings by Landlord shall be subject to Landlord’s prior written approval. Such approval shall be governed by the same standards as are applicable to Landlord’s approval of the original Construction Drawings.

3. Construction

3.1 Contractors. Landlord will provide a construction manager for the management of the construction of the Tenant Improvements (“Landlord’s Representative”). The Tenant Improvements shall be bid to a minimum of four (4) general contractors, two (2) of which shall be selected by Tenant. Following Landlord’s receipt of such bids, Landlord shall submit the bids to Tenant for review and approval of budget. If Tenant fails to approve the budget within five (5) business days of receipt, the same shall be deemed a Tenant Delay as defined below. Landlord and Tenant agree that Tenant shall have the right to retain its own construction manager (at Tenant’s sole cost and expense, it being expressly agreed that Tenant shall not have the right to utilize the Tenant Allowance to pay for the cost of such construction manager), subject to Landlord’s approval which shall not be unreasonably withheld, conditioned or delayed.

3.2 Performance of Work. After Landlord’s approval of the Construction Drawings, the selection of the subcontractors and Landlord’s receipt of all required permits, Landlord shall promptly commence the Tenant Improvements and diligently pursue the same to Substantial Completion (hereinafter defined). Landlord shall cause the Tenant Improvements to be constructed and installed (a) in accordance with the approved Construction Drawings, (b) in a good and workmanlike manner, and (c) in accordance with all applicable legal requirements. Landlord shall obtain all permits required for the Tenant Improvements. All Tenant Improvements shall be constructed or installed by the subcontractors approved as set forth in Section 3.1. Tenant and Tenant’s Representative shall have the right from time to time to inspect the Tenant Improvements as it progresses and shall advise Landlord of any variances noted from the requirements of the Lease, this Work Agreement or the Tenant Plans, but no such inspection shall interfere with the progress of the Tenant Improvements. Tenant and Tenant’s Representative shall cooperate with Landlord and Landlord’s Representative to facilitate the orderly construction of the Tenant Improvements, without delay resulting from any act or failure to act of Tenant or Tenant’s Representative.

3.3 Payments by Tenant for Costs in Excess of the Tenant Allowance. The term “Cost Estimate” means all costs of designing, obtaining permits for, and constructing the Tenant Improvements as submitted by Landlord, including the Construction Management Fee (hereinafter defined). The Cost Estimate will be disclosed to Tenant on a line-item basis with monthly updates. Landlord will receive a development and overhead charge for the Tenant Improvements in an amount equal to $93,000.00 (the “Construction Management Fee”). The Construction Management Fee shall be deducted by Landlord from the Tenant Allowance, however, if the Tenant Allowance is depleted before the Construction Management Fee is paid in full, the Construction Management Fee shall be paid directly to Landlord by Tenant. In the event that the Cost Estimate exceeds the Tenant Allowance (hereinafter defined), one hundred percent (100%) of such excess costs (“Excess Costs”) shall be paid by Tenant to Landlord prior to commencement of construction of the Tenant Improvements. Following completion of the Tenant Improvements, when the actual costs incurred by Landlord for the Tenant Improvements are finally determined, an adjustment shall be made, as necessary, so that Tenant has paid to Landlord the full amount of Excess Costs associated with Tenant Improvements. If the actual costs of the Tenant Improvements are less than the Tenant Allowance for any reason (including value engineering), such remaining Tenant Allowance shall remain the Landlord’s property, it being expressly agreed that Tenant hereby forfeits any and all claims to such unused portion of the Tenant Allowance (if any).

4. Change Orders. If Tenant requests any change or addition to the Tenant Improvements after Landlord’s approval of the Construction Drawings, Landlord shall respond to Tenant’s request within five (5) business days after it has been received. If Landlord approves such request, Landlord shall, as soon as practicable after such approval, notify Tenant of the cost of such change order and the delay in Substantial Completion of the Premises, if any, due to the change order. All delay and cost due to the change order shall be Tenant’s sole responsibility and if such cost, when added to the Cost Estimate, would cause the Tenant Allowance to be exceeded, Tenant shall pay the cost of the change order to Landlord on the tenth (10th) business day following receipt of Landlord’s request therefore. Failure to make any such payment in a timely manner shall be a Tenant Delay (as hereinafter defined).

5. Substantial Completion.

5.1 General. Landlord shall use commercially reasonable efforts to accomplish Substantial Completion of the Premises prior to February 15, 2011, subject to Section 1.23 of the Lease.

5.2 Substantial Completion. “Substantial Completion” of the Premises shall be conclusively deemed to have occurred when the Tenant Improvements have been constructed substantially in accordance with the Construction Drawings (absent any long lead time or punch list items), as certified by the Premises having passed all final inspections by the governing jurisdiction and permission to occupy (whether temporary or otherwise) having been granted. Notwithstanding the above, Substantial Completion shall be deemed to have occurred even though (a) there remain to be completed in the Premises only punch list items, the lack of completion of which will not materially interfere with Tenant’s permitted use of the Premises, and/or (b) there is a delay in the Substantial Completion of the Premises due to a “Tenant Delay” as defined below. Landlord will provide scheduling updates monthly or more frequently, as necessary, during the construction process.

5.3 Tenant Delays. Each of the following items is referred to individually or collectively as a “Tenant Delay”:

(a) Tenant’s failure to comply with any of the deadlines specified in this Work Agreement; or

(b) Tenant’s failure to pay the Excess Costs when due or Tenant’s failure to pay the cost of any change order when due; or

(c) Tenant’s request for changes or additions to the Tenant Improvements subsequent to the date of Tenant’s approval of the Construction Drawings; or

(d) The performance of any work or other activity in the Premises by any person or firm employed or retained by Tenant which actually causes a delay in Landlord’s performance hereunder (including the use of the general contractor to perform Tenant’s Work as set forth in Section 9 hereof); or

(e) Tenant’s request for long lead items, i.e., materials, finishes or installations which are not immediately available as needed to meet the general contractor’s schedule for Substantial Completion; or

(f) Interference with the performance of the Tenant Improvements or Landlord’s Initial Work (defined below) by Tenant or Tenant’s agent(s), including Tenant’s Architect, contractors, vendors, and Tenant’s Representative to the extent the same causes an actual delay in Substantial Completion; or

(g) Any delay caused solely by Tenant or Tenant’s agent(s), including Tenant’s Architect, contractors, vendors, and Tenant’s Representative (specifically including any design issue that causes a delay in the construction schedule).

5.4 Punch List. Prior to delivery of possession of the Premises to Tenant, the Tenant’s Architect shall prepare a preliminary punch list in writing for Landlord’s and Tenant’s review and Landlord and Tenant shall examine the Premises and shall agree on a final punch list which shall specify the items of work that require completion, correction, repair or replacement. Tenant shall provide a written punch list to Landlord within three (3) business days of the walk through. Landlord and Tenant shall approve or disapprove the punch list in writing within three (3) business days of receipt, failing which the punch list shall be deemed approved and final. Landlord shall complete all punch list items with thirty (30) days of the approval of the punch list.

6. Tenant Allowance.

6.1 Tenant shall receive an allowance of up to $5,580,000.00 for the cost of constructing the Tenant Improvements, including, but not limited to, the cost of design fees, architectural and engineering fees, construction documents, obtaining permits, consultants, Landlord’s construction management fees, and all code compliance costs, based upon $60.00 per square foot of rentable space and the Premises containing 93,000 square feet of rentable space (the “Tenant Allowance”). Landlord will contract with the general contractor and is responsible for all payments to the general contractor. Tenant is responsible for all payments to vendors, contractors, and/or consultants that Tenant directly contracts (“Tenant Contractors”). For work done by Tenant Contractors, Tenant shall request reimbursement from Landlord’s Representative by submission of an invoice with all necessary documentation including contractor/vendor invoice, appropriate lien waiver (if applicable), and proof of payment (balance statement from contractor or cancelled check). Reimbursements are not released unless Certificate of Insurance(s) is(are) received. Except as set forth above or as otherwise expressly set forth herein, Landlord shall pay the above-referenced cost of the design, permitting and construction of the Tenant Improvements directly to the Landlord’s Representative and the contractors and charge the cost against the Tenant Allowance, subject to Sections 3.3 and 4 of this Work Agreement. Landlord and Tenant agree that Tenant may use up to $465,000.00 of the Tenant Allowance towards the cost of installing Tenant’s signage and cabling and Tenant’s moving expenses. Tenant shall pay its vendors for signage, cabling and moving expenses and Landlord shall reimburse Tenant for paid invoices upon receipt of such paid invoices and lien waivers (if applicable). Landlord shall also charge the Construction Management Fee against the Tenant Allowance.

6.2 Supplemental Allowance. As of the execution of this Lease, the Landlord and Tenant have not determined the Cost Estimate. Therefore, if the Cost Estimate exceeds the amount of the Tenant Allowance, then the Landlord will, at Tenant’s election, make available to Tenant up to an additional $930,000.00 (being based on $10.00 per square foot of rentable area of the Premises) for improvements to the Premises (the “Additional Tenant Allowance”). If the Landlord pays an Additional Tenant Allowance, then in addition to the Base Rent payments required to be made by Tenant as outlined in Section 1.02 of the Lease, the Tenant will pay additional Base Rent to Landlord. Tenant’s increase in Base Rent shall be paid monthly with the Base Rent outlined in Section 1.02 of the Lease, shall commence on the Rent Commencement Date and shall continue throughout the balance of the Term. If the Tenant elects to utilize the entire Additional Tenant Allowance, then the Base Rent shall increase by $10,583.69 per month. If the Tenant utilizes less than the entire Additional Tenant Allowance, the Base Rent shall be proportionately increased.

7. Possession by Tenant. The taking of possession of the Premises by Tenant shall constitute an acknowledgment by Tenant that the Premises are in good condition and that all Tenant Improvements and Landlord’s Initial Work have been satisfactorily completed by Landlord, except for any items contained in the punch list prepared as provided in Section 5.4. Landlord shall correct and complete any items outlined in the punch list within thirty (30) days.

8. Coordination with Tenant’s Work. All work desired by Tenant for Tenant’s use of the Premises other than the Tenant Improvements and Landlord’s Initial Work (defined below) (“Tenant’s Work”) shall be performed by Tenant at its sole cost and expense by contractors and subcontractors approved in advance by Landlord, such approval not to be unreasonably withheld, conditioned or delayed. All Tenant’s contractors and subcontractors must provide certificates of insurance evidencing coverage reasonably acceptable to Landlord. The performance of Tenant’s Work shall not delay or interfere with the performance of the Tenant Improvements or Landlord’s Initial Work. Tenant’s Work may include telephone and data wiring and cabling, installation of Tenant’s furniture and other items reasonably required by Tenant and approved by Landlord in advance in accordance with the terms and conditions of the Lease. All permits necessary for the performance of Tenant’s Work shall be obtained by Tenant at its own expense. Landlord and Tenant acknowledge that Tenant may desire to add a mezzanine level in the Premises at a later date. Landlord shall permit the addition of a mezzanine level provided: (i) Landlord, at Tenant’s cost, obtains all permits necessary for the construction of the mezzanine level, at its sole cost and expense and otherwise complies with the requirements of the Lease and this Work Agreement; (ii) Tenant provides Landlord with detailed plans and specifications for the construction of the mezzanine level; (iii) if required by Landlord, Tenant removes the mezzanine level at the expiration of the Term and restores to Premises to the condition it was in prior to the construction of the mezzanine level; and (iv) Landlord and general contractor will coordinate the installation of work performed by Tenant’s vendors and subcontractors with the construction work.

9. Changes to Comply With Laws. In the event the governing jurisdiction requires changes to the plans in order to obtain the permit or changes to the improvements in order to pass the inspection, the cost of such changes shall be paid by Tenant as Excess Costs unless the Tenant Allowance has not been fully utilized.

10. Landlord’s Initial Work.

10.1 Landlord and Tenant agree that Tenant shall have the right but not the obligation to utilize the infrastructure existing in the Premises, including but not limited to, the hardware, light fixtures, doors, duct work, 166 tons of HVAC, and 1200 AMPS of existing electrical service. Following full execution of this Lease, Tenant shall select which elements of such infrastructure shall remain in the Premises and which elements of such infrastructure shall be demolished prior to the Commencement Date. In addition to the Tenant Improvements set forth above, but under the same contract as the Tenant Improvements, Landlord will, at its expense, not to exceed $465,000.00 (based on $5.00 per rentable square foot), complete the following additional improvements to the Premises: (i) remove those elements of the infrastructure identified by Tenant for demolition, and (ii) install additional windows along the perimeter of the Building, using Building standard materials (collectively, “Landlord’s Initial Work”).

10.2 If Tenant requests any changes to Landlord’s Initial Work (the “Tenant Changes”), Tenant must present Landlord with revised drawings and specifications for Landlord’s prior approval, which approval shall not be unreasonably withheld, conditioned or delayed. If Landlord approves the Tenant Changes, Landlord will incorporate such changes into the Improvements. Notwithstanding any provision of this Lease to the contrary, if the cost of Landlord’s Initial Work (including any Tenant Changes) exceeds $465,000.00, Tenant shall pay such costs over $465,000.00 to Landlord as Additional Rent simultaneously with Tenant’s payment of the Excess Costs as set forth in Section 3.3 above.

EXHIBIT “C”

DECLARATION OF LEASE COMMENCEMENT

THIS DECLARATION is attached to and made a part of that certain Deed of Lease dated the       day of       , 20      , (“Lease”) by and between Indian Creek Investors, LLC (“Landlord”) and Vocus, Inc. (“Tenant”).

Landlord and Tenant are parties to the Lease. All capitalized terms used herein shall have the same meaning as was ascribed to such terms in the Lease, unless otherwise indicated.

Landlord and Tenant do hereby declare that (a) the Commencement Date is hereby established to be              , 20       ; (b) the Rent Commencement Date is hereby established to be              , 20      ; and (c) the Term of the Lease shall expire on              , 20       unless the Lease is earlier terminated as may be provided therein. The Lease is in full force and effect as of the date hereof, and Landlord has fulfilled all of its obligations under the Lease required to be fulfilled by Landlord on or prior to such date.

IN WITNESS WHEREOF Landlord and Tenant have executed this Declaration under seal this        day of       , 20      .

ATTEST/WITNESS:	LANDLORD:

Indian Creek Investors, LLC,
a Maryland limited liability company
By: FP Indian Creek, LLC,
its Sole Member
By: First Potomac Realty Investment Limited
Partnership, its Sole Member
By: First Potomac Realty Trust,
its General Partner

By:
Name:
Title:
Date:
ATTEST/WITNESS:	TENANT:
Vocus, Inc.,
a Delaware corporation
By:
Name:
Title:
Date:

EXHIBIT “D”

RULES AND REGULATIONS

1. The access roads, fire lanes, sidewalks, and passages shall not be obstructed by any of the tenants, tenants’ visitors, customers or business vendors, nor used by them for any other purpose than for ingress and egress to and from their respective offices, nor shall they be used as a waiting or lounging place for tenants’ employees or those having business with tenants. The mechanical and electrical rooms, and roofs are not for the use of the general public, and Landlord retains in all cases the right to control and prevent access to any part of the Building of all persons whose presence, in the judgment of Landlord or Landlord’s employees or property manager, may be prejudicial to the safety, character, reputation or interests of the Building and its tenants. In case of invasion, mob, riot, public excitement or other commotion, Landlord reserves the right to prevent access to the Building during the continuance of same by closing the door or otherwise, for the safety of tenants and the protection of property in the Building. During other than business hours, access to the Building may also be refused, unless the person seeking admission is identified. No Tenant or its employees or invitees shall go upon the roof of the Building without the express consent of Landlord.

2. The floors, walls, partitions, skylights, windows, doors, and transoms that reflect or admit light into passageways or into any place in the Building shall not be covered or obstructed by any of the tenants except as provided for herein; provided, however, that tenants may install blinds, curtains or draperies on the windows. The toilet rooms, sinks and other water apparatus shall not be used for any purpose other than those for which they were constructed, and no sweepings, rubbish, rags, ashes, chemicals or refuse shall be thrown or placed therein. The cost of any damage resulting from such misuse or abuse shall be borne and immediately paid by tenant by whom or by whose employees it shall have been caused.

3. Nothing shall be placed by tenants or their employees on the outside of the Building without the prior written consent of Landlord.

4. No tenant sign and/or building standard sign, advertisement or notice shall be inscribed, painted or affixed on any part of the outside or inside of the Building, unless of such character, color, size and material and in such places as shall be first designated by Landlord in writing. A sign painter mutually agreed to by Landlord and Tenant will do such work at Tenant’s expense.

5. Tenants will see that the windows are closed and the doors to the Premises are securely locked each day before leaving the Building.

6. Tenants, their employees or others shall not make or commit any improper noises or disturbances of any kind in the Building, bathrooms or the walls, windows, doors, or any other part of the Building, nor interfere in any way with other tenants or those having business in the Building. Tenants shall be liable for all damage to the Building done by their employees or agents.

7. No tenant shall sweep or throw or permit to be swept or thrown from the Premises any dirt or other substance into any of the corridors or halls, elevators or stairways of the Building, or into any of the light-shafts or ventilators thereof.

8. No animals shall be kept in or about the Premises except those used for laboratory purposes.

9. If the tenants desire to introduce signaling, telegraphic, telephonic or other wires and instruments, Landlord will direct the electricians as to where and how the same are to be placed; and without such direction, no placing, boring or cutting for wires will be permitted. Landlord retains in all cases the right to require the placing and using of such electrical protecting devices to prevent the transmission of excessive currents of electricity into or through the Building, to require the changing of wires and of their placing and arrangement underground or otherwise as Landlord may direct, and further to require compliance by tenants or by those furnishing service by or using such wires or by others with the directions, requirements or rules, Landlord shall have the right to immediately cut, displace and prevent the use of such wires. Notice requiring such changing of wires and their replacing and rearrangement given by Landlord to any company or individual furnishing service by means of such wires to any tenant shall be regarded as notice to such tenants and shall take effect immediately. All wires used by tenants must be clearly tagged at the distributing boards and junction boxes and elsewhere in the Building with the number of the office to which said wires lead and the purpose for which said wires respectively are used, together with the name of the company operating same.

10. The use of the Premises as sleeping apartments is prohibited.

11. No tenant may work on vehicles outside of such tenant’s premises.

12. No outside storage is permitted. All goods and materials associated with any tenant’s business must be stored inside their respective premises.

13. If any tenant’s business creates additional waste/refuge above a regular office/warehouse use, Landlord reserves the right, in its sole and absolute discretion, to bill such tenant for the actual costs incurred to remove such additional waste or to require that such tenant arrange for the disposal of the additional waste at such tenant’s sole cost and expense.

14. The above rules and regulations or any further rules and regulations are for the exclusive benefit of and enforceable only by Landlord herein, and they shall not inure to the benefit of Tenant herein as against other tenants or in favor of other tenants as against Tenant herein; nor does Landlord warrant to enforce them against other tenants; provided, however, that Landlord, in any enforcement of the said rules and regulations, shall enforce them uniformly as to all tenants in the Building.

EXHIBIT “E”

CONTRACTOR GUIDELINES

FIRST POTOMAC
MANAGEMENT LLC

## CONTRACTOR GUIDELINES

The following guidelines apply for any contractor performing tenant work at First Potomac properties.

- Contractor must have current Commercial Class A license for a minimum of (3) years

- Must provide Certificate of Insurance naming appropriate Owner-entity and Management Company as additional insured prior to the commencement of any work with the following requirements:
  - Worker's Compensation and Employer's Liability Insurance
    - Employer's Liability $1,000,000 per Accident
  - Comprehensive or Commercial General Liability
    - Bodily Injury and Property Damage:
      - Each Occurrence - $1,000,000
      - General Aggregate - $2,000,000
      - Personal Injury Liability - $1,000,000
  - Comprehensive Automobile Liability
    - Bodily Injury and Property Damage:
      - Each Occurrence - $1,000,000 Combined Single Limit
  - Umbrella Liability
    - Limits of $2,000,000
  - ➢ NOTE: Coverages to be on Occurrence Form; All policies to waive Rights of Subrogation against Owner; Carrier to maintain rating of not less than A+15 from A-M Best & Company.

- Must provide references of at least (3) similar commercial and/or retail projects

- Must provide progress and final lien waivers throughout project listing appropriate owner-entity

- Must abide by First Potomac Construction Rules and Regulations

All contractors must be approved by regional Construction Manager. Any exceptions to the above guidelines must be approved in advance by Manager of Tenant Construction.

11/2008

7600 Wisconsin Avenue ◆ 11th Floor ◆ Bethesda, Maryland 20814 ◆ Phone (301) 986-9200 ◆ Fax (301) 986-5554

EXHIBIT “F”

GUARANTY

THIS GUARANTY is given as on the 30th day of March, 2010, by First Potomac Realty Trust, a Maryland investment trust, having an address of 7600 Wisconsin Avenue, 11th Floor, Bethesda, Maryland 20814 (“Guarantor”), to Vocus, Inc., a Delaware corporation (hereinafter, “Tenant”).

WHEREAS, Indian Creek Investors, LLC (with its successors and assigns, hereinafter “Landlord”) wishes to enter into a Deed of Lease of even date hereof with Tenant (which lease, as may be modified, amended, and/or extended from time to time, is hereinafter referred to as the “Lease”) for premises (the “Premises”) in the property located at 12051 Indian Creek Court, Suites A-N, Beltsville, Maryland 20705; and

WHEREAS, Guarantor has agreed to guaranty Landlord’s obligation under the Lease to pay the Tenant Allowance and all brokerage commissions due under the Lease.

NOW, THEREFORE, Guarantor, intending to be legally bound, agrees with Tenant as follows:

1. Guarantor hereby guarantees to Tenant the timely payment of the Tenant Allowance, Additional Tenant Allowance (if applicable) and brokerage commissions due under the Lease. Once the Landlord pays the Tenant Allowance, Additional Tenant Allowance (if applicable) and brokerage commissions due under the Lease, this Guaranty shall automatically terminate and be null and void. If requested by Guarantor, the Tenant will send a written certification to Guarantor acknowledging that the Guaranty has been satisfied and is null and void for all purposes.

2. If Landlord fails to pay the Tenant Allowance, Additional Tenant Allowance (if applicable), or brokerage commission due under the Lease in the time periods provided for the payment of the same, Tenant shall notify Guarantor in writing.

3. Within thirty (30) days following receipt of Tenant’s notice that Landlord has not paid the Tenant Allowance, Additional Tenant Allowance (if applicable), or brokerage commissions due under the Lease and provided all preconditions for payment have been satisfied, Guarantor shall pay such amount upon the terms and conditions set forth in the Lease.

4. If all preconditions for payment have been satisfied and Guarantor fails to pay the Tenant Allowance or Additional Tenant Allowance (if applicable) or brokerage commissions within thirty (30) days following receipt of Tenant’s notice set forth in Section 3 above, then Tenant shall have the right to complete the Tenant Improvements or pay the brokerage commissions and deduct the reasonable amount expended by Tenant to complete the Tenant Improvements or pay the brokerage commissions from Tenant’s Base Rent obligations under the Lease in an amount not to exceed the unused portion of the Tenant Allowance or Additional Tenant Allowance (if applicable) or the actual amount owed and paid as brokerage commissions.

5. This Guaranty (a) shall be governed by the laws of the State of Maryland, (b) may not be modified or amended except by a written agreement duly executed by the parties, and (c) shall be binding upon, and inure to the benefit of, the parties hereto and their respective heirs, personal representatives, successors and assigns.

6. Any notice which Tenant may elect to send to Guarantor shall be binding upon Guarantor if mailed to Guarantor’s address set forth above, by United States certified or registered mail, return receipt requested.

IN WITNESS WHEREOF, Guarantor has caused this Guaranty to be executed as of the date first above written.

ATTEST/WITNESS	GUARANTOR:
FIRST POTOMAC REALTY TRUST
/s/ Joel F. Bonder—	By:	James H. Dawson

	Name:	James H. Dawson

	Title:	Executive VP/COO

	Date:	3/30/2010

EXHIBIT “G”

FORM SNDA

(For Recorder’s Use Only)

SUBORDINATION, NONDISTURBANCE AND ATTORNMENT AGREEMENT
( [pool] , Loan No. ______________)

THIS SUBORDINATION, NONDISTURBANCE, AND ATTORNMENT AGREEMENT (this “Agreement”) is entered into as of       , 200       (the “Effective Date”), among       (“Lender”), whose address is        (Re:       ; Loan No.      ),       , a       (“Tenant”), whose address is       , and       , a      (“Landlord”), whose address is       , with reference to the following facts:

A. Landlord owns the real property known as        and having a street address of       , such real property, including all buildings, improvements, structures and fixtures located thereon, (all or any portion thereof being referred to herein as the “Landlord’s Premises”), as more particularly described on Exhibit A.

B.       , a        (“Original Lender”) made a loan to Landlord in the original principal amount of $      (the “Loan”).

C. To secure the Loan, Landlord encumbered Landlord’s Premises by entering into that certain [Mortgage][Deed of Trust], [Assignment of Rents and Leases and Security Agreement] dated as of      , in favor of [a trustee for the benefit of] Original Lender (as amended, increased, renewed, extended, spread, consolidated, severed, restated, or otherwise changed from time to time, the “Security Instrument”) recorded in the applicable land records of        County,      .

D. Lender is now the holder of the Security Instrument and has authority to enter into this Agreement.

E. Pursuant to a Lease dated as of        together with any amendments, modifications and renewals approved in writing by Lender to the extent such approval is required by the Security Instrument (the “Lease”), Landlord demised to Tenant a portion of Landlord’s Premises (“Tenant’s Premises”).

F. Lender has been requested by Landlord and Tenant to enter into this Agreement, and Tenant and Lender desire to agree upon the relative priorities of their interests in Landlord’s Premises and their rights and obligations if certain events occur.

NOW, THEREFORE, for good and sufficient consideration, Tenant and Lender agree:

1.	Definitions. The following terms shall have the following meanings for purposes of this Agreement:

1.1.	"Construction-Related Obligation” means any obligation of Former Landlord (as hereinafter defined) under the Lease to make, pay for, or reimburse Tenant for any alterations, demolition, or other improvements or work at Landlord’s Premises, including Tenant’s Premises. “Construction-Related Obligation” shall not include: (a) reconstruction or repair following any fire, casualty or condemnation which occurs after the date of attornment hereunder, but only to the extent of the insurance or condemnation proceeds actually received by Successor Landlord for such reconstruction and repair, less Successor Landlord’s actual expenses in administering such proceeds; or (b) day-to-day maintenance and repairs.

1.2.	"Foreclosure Event” means (a) foreclosure under the Security Instrument; (b) any other exercise by Lender of rights and remedies (whether under the Security Instrument or under applicable law, including bankruptcy law) as holder of the Loan and/or the Security Instrument, as a result of which Successor Landlord becomes owner of Landlord’s Premises; or (c) delivery by Former Landlord to Lender (or its designee or nominee) of a deed or other conveyance of Former Landlord’s interest in Landlord’s Premises in lieu of any of the foregoing.

1.3.	"Former Landlord” means Landlord and/or any other party that was landlord under the Lease at any time before the occurrence of any attornment under this Agreement.

1.4.	"Offset Right” means any right or alleged right of Tenant to any offset, defense (other than one arising from actual payment and performance, which payment and performance would bind a Successor Landlord pursuant to this Agreement), claim, counterclaim, reduction, deduction, or abatement against Tenant’s payment of Rent or performance of Tenant’s other obligations under the Lease, arising (whether under the Lease or other applicable law) from acts or omissions of Former Landlord and/or from Former Landlord’s breach or default under the Lease.

1.5.	"Rent” means any fixed rent, base rent or additional rent under the Lease.

1.6.	"Successor Landlord” means any party that becomes owner of Landlord’s Premises as the result of a Foreclosure Event.

1.7.	"Termination Right” means any right of Tenant to cancel or terminate the Lease or to claim a partial or total eviction arising (whether under the Lease or under applicable law) from Former Landlord’s breach or default under the Lease.

2.	Subordination. The Lease, and all right, title and interest of the Tenant thereunder and of the Tenant to and in the Landlord’s Premises, are, shall be, and shall at all times remain, subject and subordinate to the Security Instrument, the lien imposed by the Security Instrument, and all advances made under the Security Instrument.

3.	Payment to Lender. In the event Tenant receives written notice (the “Rent Payment Notice”) from Lender or from a receiver for the Landlord’s Premises that there has been a default under the Security Instrument and that rentals due under the Lease are to be paid to Lender or to the receiver (whether pursuant to the terms of the Security Instrument or of that certain Assignment of Rents and Leases executed by Landlord as additional security for the Loan), Tenant shall pay to Lender or to the receiver, or shall pay in accordance with the directions of Lender or of the receiver, all Rent and other monies due or to become due to Landlord under the Lease, notwithstanding any contrary instruction, direction or assertion of Former Landlord. Landlord hereby expressly and irrevocably directs and authorizes Tenant to comply with any Rent Payment Notice, notwithstanding any contrary instruction, direction or assertion of Landlord, and Landlord hereby releases and discharges Tenant of and from any liability to Landlord on account of any such payments. The delivery by Lender or the receiver to Tenant of a Rent Payment Notice, or Tenant’s compliance therewith, shall not be deemed to: (i) cause Lender to succeed to or to assume any obligations or responsibilities as landlord under the Lease, all of which shall continue to be performed and discharged solely by the applicable Landlord unless and until any attornment has occurred pursuant to this Agreement; or (ii) relieve the applicable Former Landlord of any obligations under the Lease. Tenant shall be entitled to rely on any Rent Payment Notice. Tenant shall be under no duty to controvert or challenge any Rent Payment Notice. Tenant’s compliance with a Rent Payment Notice shall not be deemed to violate the Lease. Tenant shall be entitled to full credit under the Lease for any Rent paid to Lender pursuant to a Rent Payment Notice to the same extent as if such Rent were paid directly to Former Landlord.

4.	Nondisturbance, Recognition and Attornment.

4.1.	No Exercise of Security Instrument Remedies against Tenant. So long as (i) the Lease has not expired or otherwise been terminated by Former Landlord and (ii) there is no existing default under or breach of the Lease by Tenant that has continued beyond applicable cure periods (an “Event of Default”), Lender shall not name or join Tenant as a defendant in any exercise of Lender’s rights and remedies arising upon a default under the Security Instrument unless applicable law requires Tenant to be made a party thereto as a condition to proceeding against Former Landlord or prosecuting such rights and remedies. In the latter case, Lender may join Tenant as a defendant in such action only for such purpose and not to terminate the Lease or otherwise diminish or interfere with Tenant’s rights under the Lease or this Agreement in such action.

4.2.	Nondisturbance and Attornment. So long as (i) the Lease has not expired or otherwise been terminated by Former Landlord, (ii) an Event of Default has not occurred, and (iii) no condition exists which would cause or entitle Former Landlord to terminate the Lease on its terms, or to dispossess the Tenant that would not be an Event of Default, then, if and when Successor Landlord takes title to Landlord’s Premises: (a) Successor Landlord shall not terminate or disturb Tenant’s possession of Tenant’s Premises under the Lease, except in accordance with the terms of the Lease and this Agreement; (b) Successor Landlord shall be bound to Tenant under all the terms and conditions of the Lease (except as provided in this Agreement); (c) Tenant shall recognize and attorn to Successor Landlord as Tenant’s direct landlord under the Lease as affected by this Agreement; (d) the Lease shall continue in full force and effect as a direct lease, in accordance with its terms (except as provided in this Agreement), between Successor Landlord and Tenant; and (e) Successor Landlord shall have all the rights and remedies of the landlord under the Lease, including, without limitation, rights or remedies arising by reason of any Event of Default by Tenant under the Lease, whether occurring before or after the Successor Landlord takes title to the Landlord’s Premises.

4.3.	Protection of Successor Landlord. Notwithstanding anything to the contrary in the Lease or the Security Instrument, neither Lender nor Successor Landlord shall be liable for or bound by any of the following matters:

a.	Claims against Former Landlord. Any Offset Right or Termination Right that Tenant may have against any Former Landlord relating to any event or occurrence before the date of attornment, including any claim for damages of any kind whatsoever as the result of any breach by Former Landlord that occurred before the date of attornment. The foregoing shall not limit Tenant’s right to exercise against Successor Landlord any Offset Right or Termination Right otherwise available to Tenant because of events existing as of or occurring after the date of attornment.

b.	Construction-Related Obligations. Any Construction-Related Obligation of Former Landlord.

c.	Prepayments. Any payment of Rent that Tenant may have made to Former Landlord for more than the current month.

d.	Payment; Security Deposit. Any obligation: (a) to pay Tenant any sum(s) that any Former Landlord owed to Tenant or (b) with respect to any security deposited with Former Landlord, unless such security was actually delivered to Lender or to Successor Landlord.

e.	Modification, Amendment or Waiver. Any modification or amendment of the Lease, or any waiver of any terms of the Lease, made without Lender’s written consent if such consent is required by the Security Instrument.

f.	Surrender, Etc. Any consensual or negotiated surrender, cancellation, or termination of the Lease, in whole or in part, agreed between Former Landlord and Tenant, unless effected unilaterally by Tenant pursuant to the express terms of the Lease.

g.	Covenants. Any covenants or obligations of or applicable to Former Landlord to the extent they apply to or affect any property other than Landlord’s Premises.

5.	Lender’s Right to Cure.

5.1.	Notice to Lender. Copies of all notices and other communications given by Tenant to Former Landlord shall also be simultaneously provided to Lender. Notwithstanding anything to the contrary in the Lease or this Agreement or the Security Instrument, before exercising any Termination Right or Offset Right, Tenant shall provide Lender with notice of the breach or default by Former Landlord giving rise to same (the “Default Notice”) and, thereafter, the opportunity to cure such breach or default as provided for below.

5.2.	Lender’s Cure Period. After Lender receives a Default Notice, Lender shall have a period of thirty days beyond the time available to Former Landlord under the Lease in which to cure the breach or default by Former Landlord, or, in the event that such cure cannot be completed within such cure period, Lender shall have such reasonable period of time as is required to diligently prosecute such cure to its completion. Lender shall have no obligation to cure (and shall have no liability or obligation for not curing) any breach or default by Former Landlord.

6.	Exculpation of Successor Landlord. Notwithstanding anything to the contrary in this Agreement or the Lease, upon any attornment pursuant to this Agreement, the Lease shall be deemed to have been automatically amended to provide that Successor Landlord’s obligations and liabilities under the Lease shall never extend beyond Successor Landlord’s (or its successors’ or assigns’) interest, if any, in Landlord’s Premises from time to time, including insurance and condemnation proceeds (except to the extent reinvested in the Landlord’s Premises), Successor Landlord’s interest in the Lease, and the proceeds from any sale or other disposition of Landlord’s Premises by Successor Landlord (collectively, “Successor Landlord’s Interest”). Tenant shall look exclusively to Successor Landlord’s Interest (or that of its successors and assigns) for payment or discharge of any obligations of Successor Landlord under the Lease as affected by this Agreement. If Tenant obtains any money judgment against Successor Landlord with respect to the Lease or the relationship between Successor Landlord and Tenant, then Tenant shall look solely to Successor Landlord’s Interest (or that of its successors and assigns) to collect such judgment. Tenant shall not collect or attempt to collect any such judgment out of any other assets of Successor Landlord.

7.	Miscellaneous.

7.1.	Notices. All notices or other communications required or permitted under this Agreement shall be in writing and given by personal delivery or by nationally recognized overnight courier service that regularly maintains records of items delivered. Each party’s address is as set forth in the opening paragraph of this Agreement, subject to change by notice under this paragraph. Notices shall be effective upon delivery if sent by personal delivery and the next business day after being sent by overnight courier service.

7.2.	Successors and Assigns. This Agreement shall bind and benefit the parties, their successors and assigns, any Successor Landlord, and its successors and assigns. Upon assignment of the Security Instrument by Lender, all liability of the Lender/assignor shall terminate.

7.3.	Entire Agreement. This Agreement constitutes the entire agreement between Lender and Tenant and Landlord regarding the subordination of the Lease to the Security Instrument and the rights and obligations of Tenant, Lender and Landlord as to the subject matter of this Agreement.

7.4.	Interaction with Lease and with Security Instrument. If this Agreement conflicts with the Lease, then this Agreement shall govern as between the parties and any Successor Landlord, including upon any attornment pursuant to this Agreement. This Agreement supersedes, and constitutes full compliance with, any provisions in the Lease that provide for subordination of the Lease to, or for delivery of non-disturbance agreements by the holder of, the Security Instrument. Lender confirms that Lender has consented to Landlord’s entering into the Lease.

7.5.	Lender’s Rights and Obligations.

a.	Except as expressly provided for in this Agreement, Lender shall have no obligations to Tenant with respect to the Lease. If an attornment occurs pursuant to this Agreement, then all rights and obligations of Lender under this Agreement shall terminate, without thereby affecting in any way the rights and obligations of Successor Landlord provided for in this Agreement.

b.	Neither this Agreement, the Security Instrument or any of the related loan documents, nor the Lease shall, prior to any acquisition of Landlord’s Premises by Lender, operate to give rise to or create any responsibility or liability for the control, care, management or repair of the Landlord’s Premises upon the Lender, or impose responsibility for the carrying out by Lender of any of the covenants, terms or conditions of the Lease, nor shall said instruments operate to make Lender responsible or liable for any waste committed on the Landlord’s Premises by any party whatsoever, or for dangerous or defective conditions of the Landlord’s Premises, or for any negligence in the management, upkeep, repair or control of the Landlord’s Premises, which may result in loss, injury or death to Tenant, or to any tenant, licensee, invitee, guest, employee, agent or stranger.

c.	Lender may assign to any person or entity its interest under the Security Instrument and/or the related loan documents, without notice to, the consent of, or assumption of any liability to, any other party hereto. In the event Lender becomes the Successor Landlord, Lender may assign to any other party its interest as the Successor Landlord without the consent of any other party hereto.

7.6.	Landlord’s Rights and Obligations. Nothing herein contained is intended, nor shall it be construed, to abridge or adversely affect any right or remedy of Landlord under the Lease, including upon the occurrence of an Event of Default by Tenant under the Lease. This Agreement shall not alter, waive or diminish any of Landlord’s obligations under the Security Instrument, any of the related loan documents, or the Lease.

7.7.	Interpretation; Governing Law. The interpretation, validity and enforcement of this Agreement shall be governed by and construed under the internal laws of the state where the Landlord’s Premises are located, excluding its principles of conflict of laws.

7.8.	Amendments. This Agreement may be amended, discharged or terminated, or any of its provisions waived, only by a written instrument executed by the parties hereto.

7.9.	Due Authorization. Tenant has full authority to enter into this Agreement, which has been duly authorized by all necessary actions.

7.10.	Execution. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument.

7.11.	Attorneys’ Fees. All costs and attorneys’ fees incurred in the enforcement hereof shall be paid by the non-prevailing party.

7.12.	Headings. The headings in this Agreement are intended to be for convenience of reference only, and shall not define the scope, extent or intent or otherwise affect the meaning of any portion hereof.

7.13.	WAIVER OF JURY TRIAL. [CHECK SECURITY INSTRUMENT FOR JURY TRIAL WAIVER LANGUAGE — IF DIFFERENT FROM THIS PARAGRAPH, USE IT.] THE TENANT AND THE LANDLORD EACH HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY, AFTER CAREFUL CONSIDERATION AND AN OPPORTUNITY TO SEEK LEGAL ADVICE, WAIVE THEIR RESPECTIVE RIGHTS TO HAVE A TRIAL BY JURY IN RESPECT OF ANY LITIGATION ARISING OUT OF OR IN ANY WAY CONNECTED WITH ANY OF THE PROVISIONS OF THIS AGREEMENT, OR ANY OTHER DOCUMENTS EXECUTED IN CONJUNCTION HEREWITH OR WITH THE LOAN, ANY TRANSACTION CONTEMPLATED BY THIS AGREEMENT, THE LANDLORD’S PREMISES, OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS (WHETHER VERBAL OR WRITTEN) OR ACTIONS OF THE LANDLORD, TENANT OR LENDER. THIS PROVISION IS A MATERIAL INDUCEMENT FOR THE LENDER TO ENTER INTO THIS AGREEMENT.

(REMAINDER OF PAGE LEFT INTENTIONALLY BLANK)

IN WITNESS WHEREOF, this Agreement has been duly executed by Lender, Tenant and Landlord as of the Effective Date.

LENDER:

      ,

a

By:        Name:

Title:
STATE OF KANSAS COUNTY OF JOHNSON	) ) )

The foregoing instrument was acknowledged before me this        day of , 200      , by        as        of Midland Loan Services, Inc., a Delaware corporation, as attorney-in-fact for       , on behalf of the trust. He is personally known to me or has produced a driver’s license as identification.

NOTARY PUBLIC, STATE OF KANSAS

Print or Stamp Name of Notary

My Commission Expires:	[Notarial Seal]

TENANT:
, a
By:

Name:

Title:

STATE OF COUNTY OF	) ) )

The foregoing instrument was acknowledged before me this        day of , 200      , by        as        of       , on behalf of the       . He/She is personally known to me or has produced a driver’s license as identification.

NOTARY PUBLIC, STATE OF

Print or Stamp Name of Notary

My Commission Expires:	[Notarial Seal]

LANDLORD:
, a
By:

Name:

Title:

STATE OF COUNTY OF	) ) )

The foregoing instrument was acknowledged before me this        day of , 200      , by        as        of       , on behalf of the       . He/She is personally known to me or has produced a driver’s license as identification.

NOTARY PUBLIC, STATE OF

Print or Stamp Name of Notary

My Commission Expires:	[Notarial Seal]

JOINDER OF GUARANTOR

Each of the undersigned, a guarantor of Tenant’s obligations under the Lease (a “Guarantor”), consents to Tenant’s execution, delivery and performance of the foregoing Agreement. From and after any attornment pursuant to the foregoing Agreement, that certain [Guaranty] dated      , 200       (the “Guaranty”) executed by Guarantor in favor of        shall automatically benefit and be enforceable by Successor Landlord with respect to Tenant’s obligations under the Lease as affected by the foregoing Agreement. Successor Landlord’s rights under the Guaranty shall not be subject to any defense, offset, claim, counterclaim, reduction or abatement of any kind resulting from any act, omission or waiver by any Former Landlord for which Successor Landlord would, pursuant to the foregoing Agreement, not be liable or answerable after an attornment. The foregoing does not limit any waivers or other provisions contained in the Guaranty. Guarantor confirms that the Guaranty is in full force and effect and Guarantor presently has no offset, defense (other than any arising from actual payment or performance by Tenant, which payment or performance would bind a Successor Landlord under the foregoing Agreement), claim, counterclaim, reduction, deduction or abatement against Guarantor’s obligations under the Guaranty.

GUARANTOR:

      ,

a

By:
Name:
Title:

STATE OF	)
COUNTY OF	) )

The foregoing instrument was acknowledged before me this        day of , 200      , by        as        of       , on behalf of the       . He/She is personally known to me or has produced a driver’s license as identification.

NOTARY PUBLIC, STATE OF

Print or Stamp Name of Notary

My Commission Expires: [Notarial Seal]EXHIBIT A

DESCRIPTION OF LANDLORD’S PREMISES